Exhibit 10.38

EXECUTION VERSION
CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS

BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS

PRIVATE AND CONFIDENTIAL.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

DATED AS OF APRIL 26, 2023

BY AND BETWEEN

ELI LILLY AND COMPANY

AND

ZB17 LLC

i

ARTICLE 7 PAYMENTS		30
7.1	Upfront License Fee	30
7.2	Development Milestone Payments	30
7.3	Product Sales Milestone Payments	31
7.4	Royalty Payments	32
7.5	Generic Competition	33
7.6	Anti-Stacking	34
7.7	Valid Claims	34
7.8	Payments	34
7.9	Taxes and Withholding	35
7.10	Currency Conversion	36
7.11	Late Payments	36
7.12	Records	37
7.13	Audits	37
7.14	Lilly Licensors Payments	37

ARTICLE 8 INTELLECTUAL PROPERTY MATTERS		38
8.1	Ownership	38
8.2	Patent Filing, Prosecution and Maintenance	38
8.3	Patent and Trademark Oppositions	38
8.4	Abandoned Patents	38
8.5	Notice	39
8.6	Enforcement of Intellectual Property Rights	39
8.7	Cooperation in Enforcement Proceedings	39
8.8	Defense	40
8.9	Employees	40
8.10	Patent Marking	40
8.11	Patent Challenge	40

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS; COMPLIANCE		40
9.1	Mutual Representations and Warranties	40
9.2	Additional Representations and Warranties of Lilly	42
9.3	Additional Representations, Warranties and Covenants of Licensee	42
9.4	Financial Representations, Warranties and Covenants of Licensee	43
9.5	Compliance Representations, Warranties and Covenants by Licensee	44
9.6	Additional Compliance Covenants	45
9.7	Disclaimer	45
9.8	No Other Representations or Warranties	45

ARTICLE 10 INDEMNIFICATION		46
10.1	Indemnification by Lilly	46
10.2	Indemnification by Licensee	46
10.3	Indemnification Procedures	46
10.4	Limitation of Liability	47
10.5	Insurance	47

ARTICLE 11 CONFIDENTIALITY		48
11.1	Confidential Information	48
11.2	Publicity	49
11.3	Securities Filings	50
11.4	Publications	50
11.5	Use of Names	50
11.6	Unauthorized Disclosure of Confidential Information	50
11.7	Survival	50

ARTICLE 12 TERM AND TERMINATION		51
12.1	Term	51
12.2	Termination for Material Breach	51
12.3	Termination for Non-Payment	51
12.4	Termination as a Result of Bankruptcy	52
12.5	Termination for Suspected Compliance Breach	52

ARTICLE 13 EFFECTS OF EXPIRATION OR TERMINATION		52
13.1	Expiration of Licenses	52
13.2	Termination	52
13.3	Rights upon Termination	52
13.4	Disclosure and Delivery	54
13.5	Disposition of Commercialization-Related Materials	54
13.6	Accrued Rights	55
13.7	Survival	55
13.8	Rights in Bankruptcy	55

ARTICLE 14 DISPUTE RESOLUTION		56
14.1	Disputes	56
14.2	Choice of Law; Jurisdiction	56

ARTICLE 15 MISCELLANEOUS		56
15.1	Entire Agreement; Amendment	56
15.2	Force Majeure	57
15.3	Notices	57
15.4	Assignment	57
15.5	Offset Rights	58
15.6	Severability	58
15.7	Cumulative Remedies	58
15.8	Ambiguities; No Presumption	58
15.9	Headings	58
15.10	Interpretation	59
15.11	No Waiver	59
15.12	No Third-Party Beneficiaries	59
15.13	Independent Contractors	59
15.14	Counterparts; Facsimile Signatures	59

TABLE OF SCHEDULES

Schedule A	Compounds
Schedule B	Licensed Patents
Schedule C	Technical Information, Materials, Processes and Regulatory Filings
Schedule D	Lilly Animal Care and Use Requirements
Schedule E	Initial Development Plan

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), dated as of April 26, 2023 (the “Effective Date”), is made by and between Eli Lilly and Company, an Indiana corporation (“Lilly”), and ZB17 LLC, a Delaware limited liability company, having its principal place of business at 4225 Executive Square, Suite–600, San–Diego, CA 92037, USA (“Licensee”). Lilly and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Lilly developed a certain bispecific antibody relating to BAFF and IL-17 as further described herein;

WHEREAS, Lilly wishes to grant a license to Licensee under certain Lilly intellectual property rights related to such Compound (as defined below) to develop, manufacture and commercialize the Product in the Field in the Territory, as more fully set forth herein, and Licensee wishes to take such license, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1:

1.1            “Active Component” means a component that confers a therapeutic effect on a standalone basis.

1.2            “Affiliate” means any entity directly or indirectly controlled by, controlling or under common control with a Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than 50% (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

1.3            “Analytical Release Testing and Characterization” means all activities associated with carrying out the analytical testing and release of the Product in the Territory. Such activities shall include: transferring test methods, developing and validating new analytical tests required in the Territory, amending the release specifications to be in compliance with local Applicable Laws, conducting the release testing of the Product in the Territory and final release of the Product (including any of its raw materials, intermediates, drug substance and drug product).

1.4            “Applicable Law” means any applicable United States federal, state or local, or foreign or multinational law (including data protection and privacy laws), statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling or determination thereto.

1.5            “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York, Indianapolis, Indiana, United States, or London, United Kingdom.

1.6            “Calendar Quarter” means each three (3)-month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.7            “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall extend from the Effective Date through December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.8            “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial (including a Phase IIa Clinical Trial and Phase IIb Clinical Trial), Phase III Clinical Trial, a Phase IIIb Clinical Trial or a Phase IV Clinical Trial, as the case may be.

1.9            “Combination Product” means (a) any product containing the Product and one or more other Active Components in a fixed-dose formulation, or (b) any combination of the Product sold together with another product containing an Active Component in a single package or container for a single price.

1.10          “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell), import, export, or otherwise commercially exploit or provide product support for the Product and to conduct activities, other than Development or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing” and “Commercialization” shall have correlative meanings.            For the avoidance of doubt, Commercialization does not include Development or Manufacturing.

1.11          “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good-faith efforts to accomplish such objective in a diligent manner within a reasonable time period [***]. With respect to any efforts relating to the Development, Regulatory Approval, Manufacturing or Commercialization, as applicable, of the Compound or Product by a Party, generally or with respect to any particular country in the Territory, such Party will be deemed to have exercised Commercially Reasonable Efforts if such Party, subject to this Section 1.11, has exercised those efforts [***] with respect to a compound, product or product candidate, as applicable, (a) which is of similar market potential in such country, and (b) which is at a similar stage in its development or product life cycle, as the applicable Product, in each case, taking into account, at the time such efforts are to be expended, issues [***] and other relevant scientific, technical, operational and commercial factors. [***]

1.12          “Competing Product” means, with respect to the Compound or Product, any compound or product with the same or substantially similar mechanism of action as such Compound or Product.

1.13          “Compound” means, (a) the compounds described in Schedule A, (b) any salt, free acid, free base, crystal, co-crystal, hydrate, hemihydrate, anhydride, solvate, polymorph, complex, prodrug, metabolite, ester, isomer, tautomer or enantiomer of such compounds or any fragment, conjugate, derivatives or modifications of such compounds, and (c) any compound derived or optimized from any of the foregoing or which constitutes an improvement of any of the foregoing, to the extent such derivation, optimization or improvement has the same or substantially similar mechanism of action as any of the foregoing. [***]

1.14          “Control” and “Controlled by” means, with respect to any Know-How, Invention, Patent, technology, copyright, trademark or other intellectual property right, a Person’s possession (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Invention, Patent Right, technology, copyright, trademark or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Person (or any of its Affiliates) and any Third Party.

1.15          “CTA” means an application to the applicable Regulatory Authority, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.16          “Designated Officer” means a representative appointed by a Party for purposes of dispute resolution.

1.17          “Develop” means to research, develop, analyze, test and conduct preclinical trials, Clinical Trials (including, for the avoidance of doubt, Phase IV Clinical Trials and any preclinical/clinical/CMC commitments following Regulatory Approval) and all other regulatory trials, for the Compound and Product, as well as any and all activities pertaining to manufacturing development, formulation development, medical affairs and lifecycle management (including the conduct of Phase IIIb Clinical Trials and Phase IV Clinical Trials not explicitly for registrational purposes and non-interventional studies), including new indications, new formulations and all other activities, including regulatory activities, related to securing and maintaining Regulatory Approval, for the Compound and Product, all in accordance with the Development Plan. “Developing” and “Development” shall have correlative meanings.

1.18          “Development Activities” means those Development activities undertaken by or on behalf of Licensee with respect to the Product in the Field in the Territory.

1.19          “Dollar” or “$” means the legal tender of the United States of America.

1.20          “Equity Grant Agreement” means the Grant Agreement entered into on April 26, 2023, by and between Zura Bio Limited (“ZBL”), a Cayman Islands exempted company and Lilly, pursuant to which agreement Lilly is to be granted shares in ZBL.

1.21          “Exclusivity Period” means the period beginning on the Effective Date and ending [***].

1.22          “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.23          “FDA” means the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.24          “Field” means [***]

1.25          “First Commercial Sale” means, with respect to the Product in any country in the Territory, the first shipment of the Product to a Third Party in such country for end use or consumption of the Product in such country after Regulatory Approval of the Product in such country or, if earlier, the invoicing of a Third Party for such shipment.

1.26          “First Indication Regulatory Approval” means, with respect to a specified jurisdiction, the receipt of Regulatory Approval in such jurisdiction for the Product for any Indication (being an Indication for which no Regulatory Approval has previously been received for such Product in such jurisdiction).

1.27          “Force Majeure” means any circumstances whatsoever which are not within the reasonable control of the Party affected thereby, including any such act of God, war, act of terrorism, pandemic, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment or facilities, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order, or act of civil, military, or other Governmental Authority.

1.28          “Generic Product” means, with respect to a Product with a single active pharmaceutical ingredient, and with respect to a particular country, a pharmaceutical product that (a) contains the Compound, (b) is approved for use in such country pursuant to a Regulatory Approval process governing approval of generic, interchangeable, or biosimilar biologics based on the then-current standards for Regulatory Approval in such country, whether or not such Regulatory Approval was based upon clinical data generated by one or more parties pursuant to this Agreement or was obtained using an abbreviated, expedited, or other process, and (c) is sold in the same country as such Product by any Third Party that is not a Related Party and did not purchase such product directly or indirectly from any of Licensee or its Related Parties. A Product shall not constitute a Generic Product under this Agreement with respect to any other Product.

1.29          “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects.

1.30          “Good Laboratory Practices” or “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.31          “Good Manufacturing Practices” or “GMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2 and TRS 999 Annex 2,(d) ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.32          “Government Official” means: (a) any officer or employee of: (i) a government, or any department, agency, or instrumentality thereof; (ii) a government-owned or -controlled company, institution or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department, agency, or instrumentality thereof; (b) any political party or party official or candidate for public or political party office; and (c) any person acting in an official capacity on behalf of any of the foregoing.

1.33          “Governmental Authority” means any United States federal, state or local, or any foreign government or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

1.34          “IND” means an investigational new drug application, clinical trial authorization or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.35          “Indication” means any disease or condition that a product can be used to treat or prevent, which use is the subject of a separate Regulatory Approval.

1.36          “Industry Codes” means all applicable rules of non-governmental bodies such as pharmaceutical industry trade associations and self-regulatory organizations that are generally accepted as “good practice” within the research based pharmaceutical industry, including those relating to good marketing practices and the relationship of pharmaceutical companies with health care providers and patients.

1.37          “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human patient in such Clinical Trial.

1.38          “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Industry Codes, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.39          “Invention” means any discovery or invention, whether or not patentable, conceived or otherwise made by or on behalf of either Party, or by both Parties, or, in each case, their respective Affiliates, under this Agreement.

1.40          “Know-How” means all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include any Patent claiming any of the foregoing.

1.41          “Licensed Know-How” means all Know-How, whether or not patented or patentable, to the extent Controlled by Lilly or its Subsidiaries and that is set forth on Schedule C. For the avoidance of doubt, “Licensed Know-How” shall not include, and Licensee shall have no rights to use, any manufacturing technology or processes or device technology (including any expression vector, cell-line, cell-based media or any of its components) or processes, or any other technology of Lilly and its Affiliates.

1.42          “Licensed Patents” means the Patents set forth on Schedule B and any Related Patents, in each case, to the extent Controlled by Lilly or its Subsidiaries as of the Effective Date or at any time during the Term.

1.43          “Licensed Technology” means the Licensed Know-How and Licensed Patents.

1.44          “Licensee Know-How” means any and all Know-How, whether or not patented or patentable, to the extent Controlled by, or on behalf of, Licensee or its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful in connection with the Development, Manufacture, Commercialization or other use of the Compound or Product.

1.45          “Licensee Patent” means any Patent that (a) is Controlled by Licensee (or its Affiliates) as of the Effective Date or comes under the Control of Licensee (or its Affiliates) during the Term (other than as a result of the licenses granted by Lilly to Licensee under this Agreement); (b) is based upon, an enhancement of or improvement to any part of the Licensed Technology; [***].

1.46          “Licensee Technology” means the Licensee Know-How and Licensee Patents.

1.47          “Lilly Licensors” means, collectively, those Third Parties which are party to the Lilly Licenses.

1.48          “Lilly Licenses” means those certain agreements containing a license or other grant of right to Lilly or one of its Affiliates disclosed by Lilly prior to the Effective Date in the data room or otherwise, as may be amended from time to time.

1.49          “Major European Country” means, individually, [***], which collectively are the “Major European Countries.”

1.50          “Manufacture” means the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product, medical devices and other materials, the manufacturing, processing, packaging and labeling, holding (including storage), quality assurance and quality control testing (including release) of the Product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities) and shipping of the Product. “Manufactured” or “Manufacturing” shall have correlative meanings.

1.51          “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up, and all other activities, including CMC-related activities, necessary for or related to the Manufacture of the Product for use in the Field in the Territory.

1.52          “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.53          “Medical Science Liaison” means an individual who is employed by or on behalf of Licensee or its Affiliates and who provides educational services and other educational efforts directed towards the medical or scientific community.

1.54          “Milestone Payment” means any Development Milestone Payment or Product Sales Milestone Payment.

1.55          “Net Sales” means the gross amount invoiced by Licensee or a Related Party thereof to any Non-Related Party for the Product in the Territory, less the following items consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied (but only to the extent attributable to the Product and to the extent actually incurred, given, accrued or specifically allocated for):

[***]

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other compound(s) or ingredient(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other compound(s) or ingredient(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other compound(s) or ingredient(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other compound(s) or ingredient(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to the mutually agreed percentage of the Net Sales of the Combination Product; provided, that if the Parties are unable to agree on such relative value within 30 days of commencement of discussions with respect to such relative value, despite their good- faith efforts, then such dispute regarding the percentage shall, within 30 days, be referred to a panel of two (2) individuals, experienced in a field relevant to such a valuation exercise, comprising one expert selected by each of the Parties, who shall review and select between, without any modification thereto, one of the Parties’ proposals on the calculation of such percentage, and whose determination shall be final and binding on the Parties.

The weighted average sale price for a Product, other compound(s) or ingredient(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other compound(s) or ingredient(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other compound(s) or ingredient(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other compound(s) or ingredient(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

For the avoidance of doubt, under no circumstances will Net Sales be reduced by any costs associated with marketing and promotional activities (even if such costs are appropriate reductions of Net Sales for financial reporting purposes in accordance with GAAP).

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

1.56          “Non-Related Parties” means, with respect to a Party, any Person that is not a Related Party of such Person.

1.57          “Party-Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.58          “Patent Rights” means Lilly’s rights in any subject matter claimed in any U.S. or foreign patent applications or patents that claim priority to any of the Licensed Patents.

1.59          “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.60        “Patents” means any and all patent applications and issued patents.

1.61          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.62          “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.63          “Phase I Clinical Trial” means a human clinical trial in a country, the principal purpose of which is preliminary determination of the safety, metabolism and pharmacokinetic properties and clinical pharmacology of the Compound in healthy individuals or patients as described in 21 C.F.R. § 312.21(a), or similar clinical study in a country other than the U.S.

1.64          “Phase II Clinical Trial” means an adequate and well-controlled human clinical trial in a country, the principal purpose of which is a preliminary determination of the efficacy and safety of a Product for an indication in a target population of patients being studied, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the Compound (dose and dose regimen) for such indication prior to initiation of the pivotal Phase III Clinical Trials for such indication as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the U.S.

1.65          “Phase IIa Clinical Trial” means that part of the Phase II Clinical Trial designed to assess dosing requirements and efficacy of a Product. For the purposes of this Agreement, “completion of a Phase IIa Clinical Trial” means that stage of the Phase II Clinical Trial when the efficacy of a Product as specified in the Development Plan has been observed and properly recorded.

1.66          “Phase IIb Clinical Trial” means a clinical study subsequent to a Phase IIa Clinical Trial, specifically designed to include a comparison of a Product to an accepted standard of care in a larger number of patients which represents a more rigorous demonstration of the efficacy and safety of the Product in the target patient population to define the optimal regimen to evaluate in a Phase III Clinical Trial.

1.67        “Phase III Clinical Trial” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such indication or label expansion of the compound or product as described in 21 C.F.R. §312.21(c), or similar clinical study in a country other than the U.S. For clarity, the term “Phase III Clinical Trials” includes early access and compassionate use programs.

1.68          “Phase IIIb Clinical Trial” means a human clinical trial of a compound or product for an indication that (a) is not required for receipt of Regulatory Approval for such indication for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval or, as applicable, Pricing Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).

1.69          “Phase IV Clinical Trials” means a human clinical trial, or other test or study, of a compound or product for an indication that is commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the compound or product for such indication (and which may include investigator sponsored clinical trials), including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval, that would satisfy the requirements of 21 C.F.R. 312.85.

1.70          “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of the Product in the Territory. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of a Product in a given country or other regulatory jurisdiction in the Territory.

1.71          “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be).

1.72          “Product” means any and all pharmaceutical products containing or comprising the Compound in any form, dosage, presentation or formulation, and whether alone, or in combination with, one or more other pharmaceutically active or inactive ingredients. [***]

1.73          “Product Approval” means, with respect to a Product, the approval of a Governmental Authority necessary for the marketing and sale of such Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.74          “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding the Product sold by or on behalf of Licensee (or any of its Related Parties or permitted distributors) in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.75          “Product Specifications” means those Manufacturing, performance, quality- control, and Packaging and Labeling specifications for the Product in the Territory, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

1.76          “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product in the Field in the Territory, for use (a) by a Sales Representative or (b) in advertisements, web sites or direct mail pieces.

1.77          “Regulatory Approval” means, with respect to a Product in any regulatory jurisdiction for a given indication, approval from the applicable Regulatory Authority permitting the manufacture, distribution, use and sale of such Product in such regulatory jurisdiction for such indication in accordance with Applicable Law, including any Pricing Approvals.

1.78          “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing Approval of a Product in such country or regulatory jurisdiction.

1.79          “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including information in any applicable Drug Master Files (DMFs), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.80          “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Product other than a Patent right.

1.81          “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, CTAs, Imported Drug Licenses (IDLs), presentations, responses and applications for other Product Approvals.

1.82          “Related Parties” means, (a) with respect to Lilly, its Subsidiaries, and (b) with respect to Licensee, its (i) Affiliates and (ii) Sublicensees of the rights granted to Licensee hereunder (excluding distributors).

1.83          “Related Patents” means, with respect to a Patent, (a) any provisionals, re- examinations, continuations, continuations-in-part claiming the same subject matter, extensions, term restorations, renewals, divisionals, reissues, renewals and any Patents resulting therefrom; (b) corresponding international patent applications, including supplementary protection certificates, or other administrative protections; and (c) all rights to apply in any or all countries of the world for such patent applications and issued patents including all rights provided by multinational treaties or conventions for any of the foregoing.

1.84          “Reserved Field” means [***].

1.85          “Royalty Term” means, with respect to the Product on a country-by-country basis in the Territory, the period of time beginning on the First Commercial Sale of the Product in such country and ending the later of (a) the expiration of the last to expire Valid Claim claiming or covering the Compound or Product or the Manufacture or use thereof in such country, (b) twelve (12) years from the First Commercial Sale of the Product in such country, or (c) expiry of the Regulatory Exclusivity period for the Product in such country.

1.86          “Sales Representative” means an individual who is employed by a Party and who performs details and other promotional efforts with respect to the Product.

1.87          “Sanction Territories” [***] and any geographies subject to U.S. comprehensive sanctions at the relevant time.

1.88          “Second Indication Regulatory Approval” means, with respect to a specified jurisdiction, the receipt of a further Regulatory Approval in such jurisdiction for the Product, being for a second Indication.

1.89          “Specified Person” means any company in the biopharmaceutical industry with greater than [***] of pharmaceutical annual net sales or a market capitalization that exceeds [***].

1.90          “Submission and Filing Acceptance” means, with respect to a Marketing Authorization Application, the receipt of notice from the relevant Regulatory Authority that such Marketing Authorization Application has met all the criteria for filing acceptance (expressly, or by the passing of such time period as comprises deemed acceptance) or, if such Regulatory Authority does not provide notices of such type, acceptance by such Regulatory Authority of such Marketing Authorization Application for filing.

1.91          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which, (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

1.92          “Territory” means worldwide.

1.93          “Third Party” means any Person other than Lilly, Licensee or their respective Affiliates.

1.94          “Training Materials” means all Product-related training materials, including learning units and other printed, audio, web-based or video training materials, branded or unbranded, relating or referring to Product, Product-related disease states and Product sales orientation assessment tests and refresher tests.

1.95          “United States” or “U.S.” means the United States of America and its possessions and territories.

1.96          “Valid Claim” means, with respect to a particular country in the Territory, (a) a claim of an issued and unexpired Licensed Patent, or Licensee Patent (as the case may be) that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a bona fide claim of a pending patent application included within the Licensed Patents or Licensee Patents (as the case may be) that has not been (i) cancelled, withdrawn or abandoned without being re-filed in another application in the applicable jurisdiction, or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.97          Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Anti-Corruption Laws”	9.5.1
“Audit”	7.13
“Bankrupt Party”	13.8
“Breaching Party”	12.2
“Claim”	10.1
“Commercialization Data”	5.6
“Completion Date”	2.5.1
“Completion Notice”	2.5.1
“Confidential Information”	11.1.1
“COVID Event”	15.2
“Definitive Offer”	2.5.4
“Development Data”	3.6
“Development Milestone”	7.2
“Development Milestone Notice”	7.2
“Development Milestone Payment”	7.2
“Development Plan”	3.3.1
“Dispute”	14.1
“Evaluation Period”	2.5.2
“Foreground IP Rights”	8.1

Term	Section
“Indemnified Party”	10.3.1
“Indemnifying Party”	10.3.1
“Initial Development Plan”	3.3.2
“Lilly Programs”	2.9
“Losses”	10.1
“Negotiation Notice”	2.5.3
“Packaging and Labeling”	6.3
“Product Sales Milestone”	7.3
“Product Sales Milestone Notice”	7.3
“Product Sales Milestone Payment”	7.3
“Product Trade Dress”	5.5.1
“Product Trademark”	5.5.1
“Royalty Payments”	7.4
“Sublicensee”	2.3.2
“Technology Transfer Period”	2.8
“Term”	12.1
“Trade Laws”	9.5.1
“Undisclosed Third Party IP Rights”	9.2.7
“Upfront License Fee”	7.1
“VAT”	7.9.1

ARTICLE 2
LICENSES

2.1            Grant to Licensee. Subject to the terms and conditions of this Agreement, Lilly hereby grants to Licensee during the Term an exclusive (even as to Lilly and its Affiliates, but subject to Sections 2.2.3 and 2.9), payment-bearing license (with the right to sublicense solely in accordance with Section 2.3.2) under and with respect to the Licensed Technology to (a) Develop and Manufacture the Product in the Field in the Territory for purposes of Commercializing the Product in the Field in the Territory and (b) Commercialize the Product in the Field in the Territory.

2.2            Additional Licensing Provisions.

2.2.1         Negative Covenant. Licensee covenants that it will not use or practise any of the Patent Rights or other intellectual property rights licensed (or sublicensed, as applicable) to it under this Article 2, except for the purposes expressly permitted in the applicable license grant.

2.2.2         No Implied Licenses. It is understood that nothing in this Agreement shall be construed to grant Licensee or any of its Affiliates any assignment, license, option, or other right or interest, express or implied, in, to, or under any Licensed Technology, other intellectual property right or Confidential Information owned or otherwise controlled by Lilly except for the licenses and other rights and interests expressly granted hereunder.

2.2.3         Reserved Rights. The Parties hereby agree and acknowledge that nothing contained herein shall limit or otherwise restrict the ability of Lilly or its Affiliates or licensees to use the Licensed Technology for Lilly’s and its Affiliates’ research purposes. Subject to the terms of this Agreement, and subject specifically to the exclusive license granted to Licensee as set forth in Section 2.1, Lilly shall otherwise have the right to practice, license, and exploit any Licensed Patents and Licensed Know-How for any purpose.

2.2.4         Sanction Territories. Notwithstanding the grant to the Licensee under Section 2.1 being for the Territory, Licensee shall have no right to exercise the rights and licenses granted under Section 2.1 in the Sanction Territories, for so long as any jurisdiction is or remains a Sanction Territory.

2.3            Performance by Affiliates and Sublicensees.

2.3.1         Performance by Affiliates. Lilly recognizes that Licensee may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that Licensee shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance, and Licensee shall be liable for the acts or omissions of its Affiliates under or in connection with this Agreement (as if such acts or omission were those of Licensee). Licensee hereby expressly waives any requirement that Lilly exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against Licensee. Wherever in this Agreement Licensee delegates responsibility to Affiliates, Licensee agrees that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.3.2         Sublicensees. Licensee shall have the right (but not the obligation) to sublicense those rights granted to it under Section 2.1 only as set forth in, and subject to the terms and conditions of, Section 2.5 and this Section 2.3.2, to (a) any Person (other than a Specified Person) with the prior written consent of Lilly, which consent will not be unreasonably withheld, conditioned or delayed; provided that Licensee may contract in the ordinary course of business with any Third Party contract research organization (“CRO”) or contract development and manufacturing organization (“CMO”) to handle certain clinical Development or Manufacturing activities, in Licensee’s reasonable discretion, without requiring Lilly’s consent; provided further that such CRO or CMO are working on Licensee’s behalf, (b) any of its Affiliates (only for so long as they remain Affiliates), provided that Licensee provides prior written notice (at least 20 Business Days in advance) to Lilly of any sublicenses to be granted to any Affiliate or its request for approval of any sublicense to be granted to any other Person, which shall include in each case a description of the rights to be granted and the purpose therefor, the identity of the proposed Sublicensee and the countries involved, or (c) a Specified Person. Each Affiliate or other Person to which any such sublicense is granted is referred to herein as a “Sublicensee.” Licensee shall remain responsible for the performance by each of its Sublicensees and shall cause each of its Sublicensees to comply with the applicable provisions of this Agreement, and Licensee shall be liable for the acts or omissions of its Sublicensees under or in connection with this Agreement (as if such acts or omission were those of Licensee). Without limiting the foregoing, Licensee shall: (x) ensure that each of its Sublicensees accepts in writing all applicable terms and conditions of this Agreement, including the non-compete, reporting, audit, inspection and confidentiality provisions hereunder; (y) under the agreements between Licensee and each of its Sublicensees, include a provision pursuant to which either (a) Lilly is named as a third-party beneficiary or (b) a mechanism (for example, a power of attorney) is implemented for Lilly to enforce all applicable terms and conditions of this Agreement against the Sublicensee in a manner reasonably satisfactory to Lilly, provided that, in each case, Lilly shall not proceed against any Sublicensee unless Lilly has first provided Licensee with written notice of the Sublicensee’s breach and Licensee has not, within [***] after receipt of such notice, caused the Sublicensee to cease the breaching activity or otherwise cure the breach, in each case, to the reasonable satisfaction of Lilly; and (z) terminate all relevant agreements with any such Sublicensee in the case of any breach of such terms and conditions by such Sublicensee. A Sublicensee shall have the right to grant further sublicenses, subject to complying with the terms of this Section 2.3.2 with respect to further Sublicensees. For the avoidance of doubt, (i) Licensee will remain directly responsible for all amounts owed to Lilly under this Agreement, and (ii) each Sublicensee is subject to the negative and restrictive covenants set forth in Sections 2.2.1 and (except for CROs or CMOs) 2.4, respectively. Licensee hereby expressly waives any requirement that Lilly exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Licensee. Notwithstanding anything to the contrary, (A) all sublicenses granted hereunder shall automatically terminate upon expiration or termination of this Agreement for any reason and (B) if the Parties enter into an agreement pursuant to Section 2.5 with respect to the Product, then as of the effective date of such agreement all sublicenses granted with respect to the Product shall automatically terminate, except as otherwise mutually agreed by the Parties in writing (and in no event shall any negotiations for any such agreement pursuant to Section 2.5 be conditioned on or otherwise affected by whether Lilly agrees to allow any such sublicenses to continue).

2.4            Restrictive Covenants. Licensee hereby covenants and agrees that it shall not (and shall cause its Related Parties not to), either directly or indirectly, develop, manufacture or commercialize (including submitting any application(s) for Regulatory Approval for and selling) any Competing Products in the Territory.

2.5            Right of First Negotiation.

2.5.1         Completion Notice. Upon completion of the [***] with respect to the Product (the date of such completion, the “Completion Date”), Licensee shall promptly notify Lilly in writing of such completion, which notice shall include all information from [***] that is reasonably necessary to evaluate the results of such [***] and the likelihood of successfully further Developing and Commercializing such Product (the “Completion Notice”).

2.5.2         Evaluation Period. For such [***], during the period beginning on the Completion Date and continuing until [***] after the date of Lilly’s receipt of the Completion Notice (or such other date as may be mutually agreed in writing from time to time) (such period, an “Evaluation Period”), Lilly shall have the exclusive right to evaluate the results of such [***] and determine whether it wishes to negotiate an agreement for the further Development and Commercialization by Lilly of the Product that was the subject of such Completion Notice. Licensee shall cooperate in good faith with Lilly with respect to such evaluation and conduct of due diligence by Lilly so as to fully inform Lilly’s evaluation of the Product, and promptly provide access to any Persons, subcontractors, sub-licensees, sub-distributors, facilities, or additional material information that has been used in, or Developed regarding, such [***] or the Manufacture or Development of the Product or Compound as reasonably requested by Lilly (for which Lilly shall reimburse Licensee for its direct reasonable out-of-pocket costs). If the Completion Notice failed to include any material information required by Section 2.5.1, then Licensee shall promptly provide such information and the Evaluation Period shall be automatically extended by the number of days between the date on which all such material information is received by Lilly and the date on which Lilly received the Completion Notice. If Licensee does not promptly provide any information required to by this Section 2.5.2, and such information would reasonably be expected to be material to Lilly’s evaluation hereunder, the Evaluation Period shall be extended until a reasonable time period following Lilly’s receipt of such information.

2.5.3         Negotiation Notice. If, on or before the last day of the Evaluation Period, Lilly provides written notice to Licensee that Lilly wishes to seek to negotiate an agreement for the further Development and Commercialization by Lilly of the applicable Product (a “Negotiation Notice”), then the Evaluation Period shall be automatically extended by [***] (or such longer period as may be mutually agreed in writing from time to time) and the Parties shall, until the end of the Evaluation Period, negotiate in good faith regarding such an agreement on commercially reasonable terms and conditions. Should the parties fail to agree such an agreement within the agreed timescale, Lilly’s right of first negotiation shall be at an end, and the Exclusivity Period shall be deemed to have expired.

2.5.4         Exclusivity Period. During the Exclusivity Period, Licensee shall not, and shall cause its Affiliates not to, directly or indirectly solicit, accept or conduct negotiations with any Person regarding (i) the further Development of the Product, (ii) the Commercialization of the Product, or (iii) a sublicense for any rights hereunder with respect thereto or (iv) a license or other similar right for any Know-How, Invention, Patent, technology, copyright, trademark or other intellectual property right Controlled by Licensee or any of its Affiliates with respect to the Product (a “Relevant Transaction”). [***]

2.5.5         Lilly’s Right to Match a Definitive Offer. Should Licensee receive any Definitive Offer from a Third Party in accordance with Section 2.5.4, as soon as reasonably practical thereafter it shall provide written notice to Lilly that it has received a Definitive Offer, and providing a complete and accurate copy of such Definitive Offer. [***] following provision by Licensee, Lilly shall respond to Licensee confirming that it wishes to negotiate in good faith regarding an agreement either: (a) including all the terms and conditions of the Definitive Offer; or (b) upon such alternative terms and conditions as Lilly proposes in its response, which terms and conditions are objectively and commercially more beneficial to Licensee than those contained in the Definitive Offer. [***], the parties shall commence negotiating in good faith regarding such an agreement which shall otherwise be on commercially reasonable terms and conditions. Should (i) the Parties fail to agree such an agreement [***] thereafter, or (ii) Lilly not respond to the Licensee within the specified [***] period following notification of the Definitive Offer, Lilly’s right to match or better this or any other Definitive Offer shall be at an end and Lilly shall be deemed to have declined to match, or better, the Definitive Offer. Licensee shall have [***] thereafter to consummate the transaction contemplated by such Definitive Offer. Should Licensee not sign definitive documents formalizing the transaction contemplated by the Definitive Offer [***], Lilly’s rights under this Section shall reset.

2.5.6         Exchange of Information. Licensee shall keep Lilly fully and promptly informed as to its progress and activities relating to the Development, Manufacture and Commercialization of the Product in the Field in the Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of semi-annual updates to Lilly and as otherwise specified in this Agreement, or as reasonably requested from time to time by Lilly. In connection therewith, Licensee shall provide Lilly with such information regarding such progress and activities under the Development Plan or otherwise relating to the Product as Lilly may reasonably request from time to time.

2.6            Data Transfer. Within [***] after the Effective Date, Lilly will make information and Licensed Know-How as set forth on Schedule C available to Licensee. All such information and Licensed Know-How will be provided “as is” and in the current form and format.

2.7            Material Transfer. Within two (2) months after Lilly’s receipt of the first tranche of the Upfront License Fee set forth in Section 7.1, Lilly shall, at Lilly’s expense, transfer to Licensee FOB Lilly’s facility the active pharmaceutical ingredient and other materials as described in Schedule C.

2.8            Technology Transfer. [***] following the Effective Date (the “Technology Transfer Period”), Lilly shall, at Lilly’s expense, transfer to Licensee, in the current “as-is” form and format, the (i) technical information and processes as existing and as set forth on Schedule C, (ii) regulatory filings or applications in Lilly’s name for the Product as set forth on Schedule C, and (iii) other information reasonably requested by Licensee within [***] of the Technology Transfer Period and used exclusively for the Development of the Product by Lilly; provided that such information exists in the form requested at the time of such request and is controlled by and reasonably available to Lilly, and Lilly is under no obligation to keep such information confidential. For clarity, except for the foregoing clause (iii), Lilly will only provide the items specifically listed on Schedule C and there shall be no further obligation by Lilly to provide any technical information, materials, processes, regulatory filings or applications beyond those listed therein. For the avoidance of doubt, the foregoing shall not include, and Licensee shall have no rights to use, any manufacturing technology (including any expression vector, cell-line, cell-based media or any of its components) or processes or device technology or processes, or any other technology, of Lilly and its Affiliates. The technology transfer shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensed Know-How and regulatory documentation are preserved in all material respects. The implementation and transfer of information pursuant hereto shall be conducted through electronic, email and teleconference consultation between the Parties; provided that Lilly shall not be required to conduct any on-site or in-person consultation in connection therewith unless Licensee reimburses Lilly for any travel expenses. For clarity, Licensee shall be responsible for any Development or Manufacturing related costs associated with such technology transfer, including lab runs, pilot scale testing and demo batches and Lilly will not be obligated to provide any assistance, support, advice, guidance, technology transfer, information, data, or cooperation to Licensee other than what is specifically described in this Agreement.

2.9            Lilly Programs. Licensee acknowledges that Lilly or its Affiliates may research, develop, analyze, test, manufacture, conduct preclinical or clinical trials, promote, market, distribute, sell (and offer for sale or contract to sell), import, export, or otherwise commercially exploit or provide product support for one or more compounds or products designed to target both IL-17 and BAFF via a bispecific antibody as of the Effective Date, and that some or all of such compounds or products may be at a later stage of development than the Compound. Notwithstanding anything to the contrary: (a) nothing in this Agreement prohibits or restricts Lilly or its Affiliates from researching, developing, analyzing, testing, manufacturing, conducting preclinical or clinical trials, promoting, marketing, distributing, selling (and offering for sale or contracting to sell), importing, exporting, or otherwise commercially exploiting or providing product support for any such compounds or products (or any natural evolutions or successors thereto, not being the Compound or Product) (collectively the “Lilly Programs”) or, other than with respect to a Compound or Product, from licensing or transferring to any other Person, or prosecuting or enforcing, any of its Know-How, Inventions, Patents, technology, copyrights, trademarks or other intellectual property rights with respect thereto; (b) Lilly has no obligation to share with Licensee any information regarding any Lilly Program; and (c) Licensee shall have no right to assert, and hereby covenants not to assert, any Licensed Patents or Licensed Know-How against Lilly or any of its Affiliates (or any of their sublicensees, distributors, third-party providers or customers) with respect to any Lilly Programs. In the event of Lilly selling (or offering for sale or contracting to sell), in the Field, any compounds or products that Lilly directly controls as of the Effective Date (or comes under Lilly’s direct control [***]) and that are [***] under any Lilly Program in a country following approval from the applicable Regulatory Authority permitting the manufacture, distribution, use and sale of such product in such country [***].

2.10          Lilly Licenses. Licensee acknowledges that Lilly may have sublicensed to Licensee under this Agreement certain Patents and Know-How owned by Lilly Licensors and that the rights granted by Lilly to Licensee hereunder are limited to the maximum extent of the rights permitted to be sublicensed under the Lilly Licenses. With respect to any rights that Lilly purports to grant to Licensee under this Agreement that are inconsistent with the rights granted by Lilly Licensors to Lilly under the Lilly Licenses, then the applicable Lilly License controls (including with respect to Article 8). Licensee accepts and shall comply with all of the applicable terms and conditions of the Lilly Licenses as if Licensee were a party thereto and, in connection therewith, Licensee shall remain fully responsible for the acts and omissions of its Affiliates, Sublicensees, and subcontractors. Licensee acknowledges and agrees that any act or omission of Licensee that would reasonably be expected to be a material breach under the Lilly Licenses will be deemed a material breach of this Agreement. Licensee shall timely take all actions reasonably necessary or requested by Lilly, including timely providing to Lilly all information reasonably necessary, for Lilly to comply with its obligations under the Lilly Licenses. Without limiting the foregoing, Licensee shall provide to Lilly the information necessary, in the format necessary, for Lilly to comply with any royalty reporting obligations under the Lilly Licenses, no later than [***] prior to the date that the applicable reporting is due to Lilly Licensor under a Lilly License. Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.

ARTICLE 3
DEVELOPMENT

3.1            Overview of Development. Subject to the terms and conditions of this Agreement, Licensee shall be responsible for the Development of the Product for use in the Field in the Territory as set forth herein. Licensee shall use [***] to conduct, in accordance with the Development Plan, the Development Activities, including bridging studies, clinical studies, and Clinical Trials (including post-Regulatory Approval studies). Licensee shall use [***] to perform the Development Activities for the Product to (a) enable obtaining Regulatory Approval in the Territory for the Product in the Field and (b) maximize the commercial potential for the Product in the Field in the Territory. Notwithstanding the foregoing, Lilly acknowledges that [***]. Lilly also acknowledges the experimental and uncertain nature of Development and that the Development Plan may not yield the intended results. Accordingly, Lilly acknowledges that Licensee cannot guarantee it will obtain Regulatory Approval.

3.2            Objectives under the Development Plan.

3.2.1         Development Activities. Licensee shall [***] carry out the Development Activities for the Product under the applicable Development Plan in accordance with the time frames set forth therein and in a manner designed to achieve successful Development and Regulatory Approval of the Compound or Product in the Territory.

3.2.2         Compliance. Licensee shall conduct the Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with (i) all Applicable Laws, including GCPs, GMPs, and GLPs, and also including all applicable pharmacovigilance, data privacy and data protection laws in the Territory as applicable, and (ii) Lilly animal care and use requirements referenced in the attached Schedule D. In addition, Licensee shall not use in any capacity, in connection with its Development (or Commercialization) of the Compound or Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Applicable Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Licensee shall inform Lilly in writing promptly if it or any Person who is performing services for Licensee hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment of Licensee or any Person used in any capacity by Licensee in connection with its Development (or Commercialization) of the Compound or Product hereunder.

3.3            Development Plan.

3.3.1         General. In connection with the Development of the Product for use in the Field in the Territory, Licensee shall conduct Development Activities pursuant to a comprehensive development plan (the “Development Plan”). The Development Plan shall set forth, among other things, the following:

(a)             any preclinical studies, toxicology studies, pharmaco-economic studies and other clinical studies (including Phase IV Clinical Trials) necessary for obtaining and maintaining Regulatory Approval in the Territory, in the Field in the Territory;

(b)             all regulatory plans for obtaining and maintaining Regulatory Approvals in the Field for the Product in each country or regulatory jurisdiction in the Territory; and

(c)             the timeline for completing such Development Activities.

3.3.2         Initial Development Plan. The initial Development Plan for the Product (the “Initial Development Plan”) is attached hereto as Schedule E.

3.3.3         Updating and Amending Development Plan. Licensee shall, during the fourth (4th) Calendar Quarter of each Calendar Year, review and update, as appropriate, the then- current Development Plan to reflect any material changes, reprioritizations of, or additions to the Development Plan. Licensee shall provide such updated Development Plan to Lilly within ten (10) days of its creation. Lilly may, at its discretion, provide comments on such updated Development Plan within 30 days of receipt and Licensee will consider any such comments in good faith. Once Licensee has considered, and to the extent applicable, incorporated at Licensee’s discretion any comments by Lilly (but in no case later than 30 days from receipt of such comments), it shall provide Lilly with a copy of such amended Development Plan, which will become effective and supersede the previous Development Plan upon Lilly’s receipt or, if no comments are provided by Lilly, at the end of Lilly’s 30-day comment period.

3.4            Development Costs. Licensee shall be solely responsible for 100% of all (a) Development costs incurred with respect to any Development Activities or any Analytical Release Testing and Characterization and (b) costs incurred associated with any Manufacturing Development Activities.

3.5            Records, Reports and Information.

3.5.1         General. Licensee shall, and shall cause each of its Related Parties to, maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)). Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all clinical trials and relevant preclinical studies to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines.

3.5.2         Status Updates in the Territory. Licensee shall provide Lilly with bi- annual reports detailing the Development Activities under the Development Plan (including the amounts spent and the value of any uncompensated services and other in-kind contributions received by Licensee to conduct the Development Activities), and the results thereof. Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285. Without limiting the foregoing, upon request by Lilly, Licensee shall promptly, but in any event within five (5) Business Days after receipt of Lilly’s request, provide to Lilly copies of any material documents or correspondence received from any Regulatory Authority related to Development Activities.

3.5.3         Access to Records. Lilly shall have the right to review all records under the Development Plan maintained by Licensee at reasonable times, upon written request, in accordance with Section 7.13.

3.6            Ownership of Development Data. All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How and other results generated by or resulting from or in connection with the Development of the Product by Licensee, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely and exclusively by Licensee and shall be Confidential Information of Licensee (and Licensee shall require that all of its Affiliates, Sublicensees and subcontractors assign to Licensee any of such Affiliates’, Sublicensees’ and subcontractors’ right, title and interest in and to such Development Data to such Party). Lilly acknowledges that such Development Data, in addition to being the Confidential Information of Licensee, may be sensitive information of Licensee. Licensee grants to Lilly a perpetual, irrevocable, fully paid-up, royalty free, non-exclusive license under all Development Data for its internal, research and development purposes, except for research and development in (a) any Lilly Program targeting both BAFF and IL-17; or (b) the Development of the Compound or Product licensed to Licensee under Section 2.1.

3.7            Development Diligence Failures. If Licensee fails to satisfy the requirements set forth in Section 3.1 with respect to the Development of the Product in the Field in the Territory, then Lilly may raise such issue by written notice to Licensee, specifying the issue and seeking its remedy. The Parties shall endeavour to resolve the Dispute between them pursuant to the dispute resolution procedures contained in Section 14.1. If, [***], the Dispute has not been resolved in accordance with Section 14.1, or Licensee has not undertaken [***] to recommence Development and remedy the issues identified by Lilly in such notice, then Lilly shall have the right to terminate this Agreement, either in its entirety or on a relevant country-by-relevant country basis, at its option; provided, however, that the aforementioned [***]period shall be tolled for the duration of the dispute resolution procedures contained in Section 14.1.

ARTICLE 4
REGULATORY

4.1            Regulatory Data and Regulatory Materials. Lilly shall use [***] to provide Licensee with such Regulatory Materials and Regulatory Data as set forth on Schedule C in the current “as-is” form and format [***] after the Effective Date. Licensee may only use the Regulatory Materials and Regulatory Data provided by Lilly hereunder in accordance with the rights granted to Licensee under Section 2.1.

4.2            Regulatory Filings and Regulatory Approvals.

4.2.1         General Responsibilities; Ownership of Regulatory Approvals. Licensee shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining the Regulatory Approvals for the Product in the Field in the Territory (including in connection with Patient Information Leaflets, labeling and packaging for the Product in the Field in the Territory) and Licensee shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory. For clarity, to the extent allowed by Applicable Laws, all Regulatory Approvals for the Product in the Field in the Territory shall be held and owned by Licensee in its name.

4.2.2         Pricing Approvals. To the extent that a given country or regulatory jurisdiction in the Territory requires Pricing Approval for sale of the Product in the Field in such country or regulatory jurisdiction, Licensee shall (to the extent permitted by Applicable Laws) be solely responsible for (and shall use [***] toward) obtaining and maintaining Pricing Approvals in such countries and regulatory jurisdictions in the Territory, in its own name. Without limiting the foregoing, Licensee shall use [***] to apply for Pricing Approvals in each country or regulatory jurisdiction in the Territory where Pricing Approvals are required for the sale of the Product in the Field [***] following the receipt of the Product Approval in such country or regulatory jurisdiction.

4.2.3         Cost of Regulatory Activities. All regulatory costs incurred in connection with the preparation of Regulatory Materials for, and obtaining of Product Approvals in, the Field in the Territory for the Product shall be borne solely by Licensee, and Licensee shall be responsible for all regulatory costs involved in the maintenance of all Regulatory Approvals for the Product in the Field in the Territory.

4.2.4         Reporting and Review. Licensee shall keep Lilly reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, Regulatory Approvals and Pricing Approvals, in each case with respect to the Product for sale in the Field in the Territory. Such updates provided to Lilly under this Section 4.2.4 shall be provided in writing and shall include all data and results produced in such Development that is available to Licensee for the preceding Calendar Quarter, together with Licensee’s written assessment of such results. Upon completion of a Phase IIb Clinical Trial of the Product, such reports shall in any event be updated and promptly delivered to Lilly. Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285. Licensee shall make appropriate personnel reasonably available to answer questions from Lilly regarding such data or results. The reporting obligations in this Section 4.2.4 would continue for the Product until such Product is sublicensed or sold to a Third Party.

4.3            No Other Regulatory Filings. Except as otherwise expressly set forth in this Article 4, Licensee (and its Affiliates) shall not file any Regulatory Materials or Regulatory Approvals for any products other than the Product that are otherwise based on any Licensed Technology.

4.4            Pharmacovigilance and Medical Inquiries.

4.4.1         Pharmacovigilance. Licensee, as the holder of the Product Approvals in the Territory, shall be responsible for all pharmacovigilance responsibilities related to the Product in the Field in the Territory in accordance with Applicable Laws.

4.4.2         Medical Inquiries for the Product. Following the Effective Date, subject to Section 4.2.1, Licensee shall be responsible for handling all medical questions or inquiries in the Field in the Territory, including all Product Complaints, with regard to the Product sold by or on behalf of Licensee (or any of its Related Parties), in each case in accordance with Applicable Laws and this Agreement. Licensee shall be responsible for handling the Product Complaints related to the Development, Commercialization and Manufacture of the Product in the Field in the Territory, and Lilly shall refer all such Product Complaints to Licensee.

4.5            Regulatory Authority Communications Received by a Party.

4.5.1         General. Licensee shall promptly provide Lilly with a summary of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority which (a) raises any material concerns regarding the safety or efficacy of the Product, (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product, (c) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product, or (d) relates to expedited and periodic reports of adverse events with respect to the Product or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product. Licensee shall be solely responsible for responding to any such communications relating to the Product in the Field in the Territory. Upon request by Lilly, Licensee shall also promptly provide Lilly with a copy of all material correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

4.5.2         Disclosures. In addition to its obligations under this Agreement, Licensee shall disclose to Lilly the following regulatory information:

(a)             All material information pertaining to actions taken by Regulatory Authorities, in connection with the Product in the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product in the Field, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product. Without limiting the generality of the foregoing, Licensee shall promptly, but in any event within two (2) Business Days, inform Lilly of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the Product in the Field.

(b)             All information pertaining to notices from Regulatory Authorities, regarding non-compliance with Applicable Laws in connection with the Product in the Field, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product in the Field [***]; provided, however, that Licensee shall be entitled to redact those portions thereof to the extent not related to the Product in the Field.

4.6            Recall, Withdrawal, or Market Notification of Product. In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market in the Field in the Territory, Licensee shall notify Lilly of such communication promptly, [***] after receipt thereof. Licensee shall determine whether to initiate any recall, withdrawal or market notification of the Product in the Field in the Territory. Licensee shall use [***] to utilize a batch tracing system that will enable Licensee to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 4.6. All costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product in the Field in the Territory shall be borne by Licensee.

4.7            Regulatory Diligence. In the event that Licensee determines at any time during the Term that it is not economically feasible to incur the costs necessary to obtain and maintain Regulatory Approval for the Product in a given country of the Territory, Licensee shall promptly notify Lilly in writing of such determination and Lilly shall have the right to obtain or maintain Regulatory Approval in such country, and may terminate this Agreement with respect to such Product in such country.

ARTICLE 5
COMMERCIALIZATION

5.1            Commercialization in the Field in the Territory. Licensee shall be solely responsible for Commercializing the Product in the Territory for use in the Field, which Commercialization shall be in accordance with this Agreement. Licensee shall be responsible for 100% of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product in the Territory for use in the Field. Without limiting the foregoing, Licensee shall use [***] to Commercialize the Product for use in the Field in the Territory.

5.2            Licensee’s Performance.

5.2.1         Specific Commercialization Obligations. Without limiting the generality of the provisions of Section 5.1, in connection with the Commercialization of the Product in the Territory for use in the Field by Licensee hereunder:

(a)             Licensee shall use [***] to (i) Commercialize the Product for use in the Field in the Territory, (ii) maximize the commercial potential for the Product in the Field in the Territory, (iii) represent the Product accurately and fairly, and (iv) not sell Product as part of a bundle in any manner that would disadvantage the Product relative to any other product(s) in such bundle including, without limitation, the discount or rebate for any Product is greater than the discount or rebate for any other product(s) included in such bundle.

(b)             Licensee shall not (i) utilize deceptive, misleading or unethical business practices, or (ii) take any action or inaction that is incompatible with [***] to Commercialize the Product, or which the Licensee should reasonably know is likely to prejudice the value of the Product.

(c)             Licensee shall be solely responsible for (i) receiving, accepting and filling orders for the Product in the Field in the Territory, (ii) handling all returns of the Product in the Field in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product in the Field in the Territory, and (iv) distributing and managing inventory of the Product in the Field in the Territory.

(d)             Licensee shall use [***] to (i) launch the Product in each country (or other regulatory jurisdiction) as Licensee deems commercially appropriate to do so in the Territory after all applicable Regulatory Approvals for the Product in such country (or other regulatory jurisdiction) have been obtained; and, (ii) ensure that once launched, the Product remains commercially available in each country in which it has been launched for the duration of the Royalty Term in such country.

5.2.2         Commercialization Diligence Failures. If Licensee fails to satisfy the requirements set forth in Section 5.2.1 with respect to the Commercialization of the Product in the Field in the Territory, then Lilly may raise such issue by notice to Licensee, specifying the issue and seeking its remedy. The Parties shall endeavour to resolve the Dispute between them pursuant to the dispute resolution procedures contained in Section 14.1. If, [***] following Licensee’s receipt of any such notice from Lilly, the Dispute has not been resolved in accordance with Section 14.1, or Licensee has not undertaken [***] to recommence Commercialization and remedy the issues identified by Lilly in such notice, then Lilly shall have the right to terminate this Agreement with respect to such Product, either in its entirety or on a relevant country-by-relevant country basis, at its option; provided, however, that the aforementioned [***] shall be tolled for the duration of the dispute resolution procedures contained in Section 14.1.

5.3            Reports. Without limiting Licensee’s other reporting obligations hereunder, Licensee shall, during each Calendar Quarter, provide Lilly a reasonably detailed report regarding its significant Commercialization activities involving the Product during the preceding Calendar Quarter. Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.

5.4            Promotional Materials.

5.4.1         Creation of Promotional Materials. Licensee will [***] create and develop Promotional Materials for the Territory in accordance with the Regulatory Approvals and Applicable Laws.

5.4.2         No Inclusion of Lilly Logos on Packaging and Promotional Materials. Notwithstanding anything to the contrary herein, neither Licensee nor any Related Party of Licensee shall use any of Lilly’s or its Affiliates’ trademarks, names, logos or housemarks in connection with any Promotional Materials or the Product. Without limiting the foregoing, Licensee will take no action that will interfere with or diminish Lilly’s or its Affiliates’ rights in their respective trademarks, names and logos, and if Lilly reasonably believes that the use of any trademarks, names and logos by Licensee hereunder is interfering with or diminishing their respective rights, Lilly shall notify Licensee thereof in writing and Licensee shall promptly cease use of such trademarks, names or logos in such manner.

5.4.3         Licensee Ownership of Promotional Materials. During the Term, Licensee shall own all right, title and interest in and to any Promotional Materials created by Licensee hereunder relating to the Product in the Field in the Territory including copyrights, but excluding trademarks (including the Product trademarks), names, logos and other marks owned by or on behalf of Lilly or its Affiliates.

5.4.4         Use of Promotional Materials Exclusively for the Product. The Promotional Materials, and any aspects of those uniquely tied to the Product, shall be used by Licensee exclusively in connection with the Manufacturing and Commercialization of the Product in the Field in the Territory in accordance with the terms of this Agreement, and Licensee shall not use, or allow any other Person to use, any such Promotional Materials except in accordance with this Agreement.

5.5            Product Trademarks and Product Trade Dress.

5.5.1         Product Trademarks. Licensee shall [***] Commercialize the Product in the Field in the Territory under the trademark and the trade dress selected by Licensee (the “Product Trademarks” and the “Product Trade Dress”, respectively). Notwithstanding the foregoing, in the event that Lilly reasonably believes that the use or registration of the Product Trademarks or the use of the Product Trade Dress in a particular country in the Territory would be against the Applicable Laws of such country, or in conflict with any Third Party’s intellectual property rights in that country, based on a reasonable review of market research, regulatory research, legal searches, investigation results, legal opinion and any other relevant information that may have been collected by either Party that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress, Lilly shall present such concern to Licensee, and Licensee shall take into good faith consideration such concerns.

5.5.2         Use and Ownership of Product Trademarks and Product Trade Dress. All uses of the Product Trademarks and Product Trade Dress by Licensee (and its Related Parties) to identify or in connection with the Commercialization of the Product in the Field in the Territory shall be in accordance with Regulatory Approvals and all Applicable Laws. Licensee (and its Related Parties) shall only use the Product Trademarks and Product Trade Dress pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the Product in the Territory for use in the Field, and Licensee shall not (and shall cause its Related Parties not to) use such Product Trademarks or Product Trade Dress to identify or in connection with the marketing of any other products. Licensee shall own and retain all rights to the Product trademarks and Product trade dress (in each case, together with all goodwill associated therewith throughout the Territory). Licensee shall also own rights to any Internet domain names incorporating the Product trademarks or any variation or part of such trademarks as its URL address.

5.5.3         Maintenance of Product Trademarks. During the Term, Licensee will use [***] to establish, maintain and enforce the Product Trademarks in the Territory, and will bear all costs and expenses relating thereto.

5.6            Commercialization Data. Licensee shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Field in the Territory during the Term (the “Commercialization Data”), including promotional materials, marketing strategies and market research data.

ARTICLE 6
MANUFACTURING

6.1            General. Licensee will [***] Manufacture (or have Manufactured) reasonable quantities of the Product for clinical and commercial use in the Field in the Territory, in each case in accordance with the terms of this Article 6.

6.2            Manufacturing. Licensee will be solely responsible for, and will bear all the costs and expenses of Manufacturing and supplying, all of its requirements of the Product for its use in the Development of the Product in the Field, and the Commercialization of the Product in the Field within the Territory. All Product Manufactured by or on behalf of Licensee must be manufactured in compliance with Applicable Laws, Regulatory Approvals and applicable GMPs.

6.3            Packaging and Labeling; Certain Other Manufacturing Activities. Notwithstanding anything to the contrary contained herein, Licensee or its designated Third Party shall be responsible (at its sole cost and expense) for all final product labeling and packaging (whether in commercial or clinical packaging presentation), including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product and considered to be part of the finished Product packaging and labeling, and handling, storage, quality control, quality assurance, and the testing and release aspects of Analytical Release Testing and Characterization and related activities, of the Product in connection with the foregoing (collectively, “Packaging and Labeling”). Licensee or its designated Third Party shall ensure that all such Packaging and Labeling complies with Applicable Laws, GMPs and the Regulatory Approvals for the Product in the Territory, including the Product Specifications. Licensee or its designated Third Party shall also be responsible for performing the testing and release aspects of Analytical Release Testing and Characterization of the Product. To the extent that a Third Party is involved in Packaging and Labeling or other activities described in this Section 6.3, Licensee shall be wholly responsible for, and bear 100% of the costs related to, qualifying such Third Party to perform such activities.

ARTICLE 7
PAYMENTS

7.1            Upfront License Fee. In consideration of the license and rights granted hereunder, Licensee shall pay an irrevocable, non-refundable upfront license fee in an amount equal to $15,000,000 (the “Upfront License Fee”). [***]

7.2            Development Milestone Payments. In consideration of the license and rights granted hereunder, Licensee shall pay to Lilly each of the milestone payments set forth in the table below (each, a “Development Milestone Payment”) upon the occurrence of the corresponding milestone set forth in such table (each, a “Development Milestone”). Licensee shall promptly notify Lilly in writing of, but in no event later than [***] after, the occurrence of each Development Milestone for the Product (which notice shall specify the date of such occurrence, and such specified date shall be binding on Licensee) (each, a “Development Milestone Notice”); provided, however, that in no event shall a failure to deliver a Development Milestone Notice relieve Licensee of its obligation to pay the applicable Development Milestone Payment when due pursuant to this Section 7.2. Licensee shall pay each Development Milestone Payment [***] after the occurrence of the applicable Development Milestone.

Development Milestone	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Development Milestone is a single occurrence event, and accordingly each Development Milestone Payment shall only be payable once for all products that fall within the definition of the Product taken together (e.g., all formulations and dosages), and shall be payable upon the first occurrence of the applicable Development Milestone for the Product (regardless of the specific Product or whether the specific Product for a Development Milestone is the same as the specific Product for any other Development Milestones). For clarity, and by way of example (with each of the following items occurring sequentially in the order set forth below):

(a)             If there is an [***], the corresponding Development Milestone Payment of [***] would be payable.

(b)             If there is an [***], [***] would be payable.

(c)             If there is [***], the corresponding milestone payment of [***] would be payable.

(d)             If there is [***], the corresponding milestone payment of [***] would be payable.

(e)             If there is [***], [***] would be payable [***].

(f)              If there is [***], the corresponding milestone payment of [***] would be payable.

For the avoidance of doubt only four distinct Development Milestones may be achieved and so if all four of the Development Milestones occur, the total amount of Development Milestone Payments required to be made under this Agreement will be [***].

7.3            Product Sales Milestone Payments. In consideration of the license and rights granted hereunder Licensee shall pay to Lilly each of the milestone payments set forth in the table below (each, a “Product Sales Milestone Payment”) once only, on the first occurrence of the aggregate Net Sales for the Product (by Licensee, and all Related Parties) in any Calendar Year exceeding the corresponding Net Sales threshold set forth in such table (each, a “Product Sales Milestone”). Licensee shall promptly notify Lilly in writing of, [***] after the end of the applicable Calendar Quarter, the occurrence of the Product Sales Milestone (each, a “Product Sales Milestone Notice”); provided, however, that in no event shall a failure to deliver a Product Sales Milestone Notice relieve Licensee of its obligation to pay the applicable Product Sales Milestone Payment when due pursuant to this Section 7.3. Licensee shall pay each Product Sales Milestone Payment [***] after the end of the Calendar Quarter in which the Product Sales Milestone first occurred.

Product Sales Milestone (Annual Net Sales Threshold)	Product Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The aggregate Net Sales of the Product shall be for all products that fall within the definition of the Product taken together (e.g., all formulations and dosages), and shall be calculated on a worldwide basis for all jurisdictions within the Territory. If applicable, the aggregate Net Sales in each jurisdiction shall be converted to Dollars in accordance with Section 7.10 for purposes of determining whether a Product Sales Milestone has occurred. Each Product Sales Milestone Payment shall only be payable once for the Product for all products that fall within the definition of such Product taken together (e.g., all formulations and dosages), and shall be calculated on a worldwide basis for all jurisdictions within the Territory, and shall be payable upon the first occurrence of the applicable Product Sales Milestone. For clarity, the occurrence of a Product Sales Milestone for exceeding a particular Net Sales threshold shall also mean the occurrence of each Product Sales Milestone having a lower Net Sales threshold, and each such Product Sales Milestone Payment shall be separately due and payable (to the extent not previously paid). By way of example, if during a particular Calendar Quarter, the [***] Net Sales threshold for the Product is exceeded, but at the end of the prior Calendar Quarter, the [***] Net Sales threshold for the Product had not yet been exceeded, then the Product Sales Milestone Payments of [***] and [***] would both be due and payable [***] after the end of the Calendar Quarter during which the [***] Net Sales threshold was exceeded.

For the avoidance of doubt, if all of the Product Sales Milestones occur for the Product, the total amount of Product Sales Milestone Payments required to be made will be [***].

7.4            Royalty Payments. In consideration of the license and rights granted hereunder, Licensee shall pay to Lilly a tiered royalty in an amount equal to the aggregate Net Sales for the Product during the Calendar Year (by Licensee and all Related Parties) multiplied by the applicable royalty rate percentage(s) specified in the table below (with each royalty rate percentage applied only to the corresponding range of Net Sales specified in such table) (collectively, the “Royalty Payments”).

Net Sales (each Calendar Year)	Royalty Rate Percentage
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Royalty Payment shall be calculated based on the aggregate Net Sales of the Product during the Calendar Year, and shall be calculated on a worldwide basis for all jurisdictions within the Territory. If applicable, the aggregate Net Sales in each jurisdiction shall be converted to Dollars in accordance with Section 7.10 for purposes of determining the aggregate Net Sales in all jurisdictions. The aggregate Net Sales of the Product shall be for all products that fall within the definition of the Product taken together (e.g., all formulations and dosages). Each royalty rate percentage in the table above applies only to the specified range of Net Sales for the Product. For example [***].

7.5            Generic Competition. On a country-by-country basis, if during [***] for which Royalty Payments are payable hereunder for the Product, one or more products (excluding any products manufactured or sold by Licensee or its Related Parties) being sold in a particular country are Generic Products with respect to the Product, with such Generic Products accounting for [***] of the total relevant market by volume or revenue then the royalty rate percentage otherwise applicable to the Net Sales of the Product in such country during the second such Calendar Quarter and thereafter (for as long as such Generic Products are sold in such country) shall be reduced by [***], such relevant market defined as approved pharmaceutical products which comprise a similar or identical active ingredient(s). Thereafter, if the Generic Product(s) market penetration falls below [***] during any [***], then the royalty rate percentage otherwise applicable to the Net Sales of the Product in such country (i.e., without reduction subject to this Section 7.5) shall apply for the second such Calendar Quarter and thereafter but only for so long as market penetration remains below [***]. For purposes of this Section 7.5, “market” refers to the aggregate of the unit volume of the Generic Product(s) and the Product in a country.

7.6            Anti-Stacking. In the event the Manufacture or Commercialization of the Product under this Agreement would infringe the intellectual property rights of any Third Party (other than Lilly Licensors and their Affiliates) in a given country absent a license thereunder, which Manufacture or Commercialization, at the relevant time, is also encompassed within any Valid Claim of a Licensed Patent, and Licensee determines, after consultation with Lilly, that it is necessary and commercially reasonable in the circumstances to obtain a license under such intellectual property rights, then Licensee may deduct from the Royalty Payments due to Lilly based on Net Sales in such country pursuant to Section 7.4 [***] of the royalty payments actually paid to any such Third Party on an arm’s-length basis for such country, solely as consideration for any such license to such intellectual property rights with respect to such Product; provided that in no event shall the Royalty Payments for the Product due to Lilly for a given Calendar Quarter be reduced, in aggregate, under this Section 7.6 and Section 7.5 by more than [***]. For clarity, any excess of a deduction in the Royalty Payments pursuant to this Section 7.6 and Section 7.5 shall not be rolled over into the following Calendar Quarter, meaning that any amount in excess of Lilly’s [***] sharing of the payments paid by Licensee to such Third Party in a given Calendar Quarter may not be deducted in the following Calendar Quarter, and any such excess shall not be applied to any other amounts payable hereunder. For the avoidance of doubt, this Section 7.6 shall not apply to any amounts payable by Licensee to Lilly Licensors.

7.7            Valid Claims. In any Calendar Quarter during the Royalty Term for a Product for which there is no longer a Valid Claim of a Licensed Patent that claims or covers such Product in a country, then (a) during the period of time ending the later of (i) twelve (12) years from the First Commercial Sale of the Product in such country, or (ii) the Regulatory Exclusivity period for the Product in such country, the royalty rate percentage otherwise applicable to the Net Sales of the Product in such country will be reduced in such country by [***] for such Calendar Quarter and thereafter during the Royalty Term; and, (b) following the period in clause (a), where but for the existence of a Valid Claim of a Licensee Patent that claims or covers such Product in a country the Royalty Term would have expired, the royalty rate percentage otherwise applicable to the Net Sales of the Product in such country will be reduced in such country by [***] for such Calendar Quarter and thereafter during the Royalty Term; provided that in no event shall the Royalty Payments for the Product due to Lilly for a given Calendar Quarter be reduced, in aggregate, under this Section 7.7, and Section 7.6 and Section 7.5 in the case of clause (a), by more than [***], or in the case of clause (b), by more than [***], and in no circumstances shall the reductions in clauses (a) and (b) apply simultaneously. For clarity, any excess of a deduction in the Royalty Payments pursuant to this Section 7.7, and Section 7.6 and Section 7.5 shall not be rolled over into the following Calendar Quarter, and any such excess shall not be applied to any other amounts payable hereunder.

7.8            Payments.

7.8.1         General. Licensee shall make all payments required by this Article 7 by wire transfer of then immediately available funds into an account designated by Lilly, and shall make such payments by a U.S. entity from a bank account domiciled in the U.S. and in Dollars. Each payment of the Upfront License Fee and each Milestone Payment shall be nonrefundable and non-creditable against any other payments due hereunder.

7.8.2         Royalty Payments and Reports. Licensee shall pay the Royalty Payments on a Calendar Quarter basis, with respect to the aggregate Net Sales for such Calendar Quarter. At the end of each Calendar Quarter, Licensee shall calculate the Royalty Payments payable to Lilly pursuant to Section 7.4 for such Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 7.10. Licensee shall pay to Lilly the Royalty Payment due for the Product for Net Sales during a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each Royalty Payment due to Lilly shall be accompanied by (a) a statement of the amount of aggregate gross sales of the Product (i) in the Territory as a whole and (ii) on a country-by-country basis, in each case, during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (b) an itemized calculation of Net Sales of the Product (A) in the Territory as a whole and (B) on a country-by- country basis, in each case, during the applicable Calendar Quarter, showing for both (A) and (B) deductions provided for in the definition of “Net Sales” during such Calendar Quarter, and (c) information showing the applicable royalty rate percentage applied in accordance with Section 7.4. Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285. Without limiting the generality of the foregoing, Licensee shall require its Related Parties (and any distributors) to account for their respective Net Sales and to provide such reports with respect thereto as if such Net Sales were made by Licensee.

7.8.3         Sales Forecast. Within [***] after the end of each Calendar Quarter, Licensee shall provide Lilly with a sales forecast for the subsequent [***] Calendar Quarters. Licensee will mail such forecasts to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.

7.9            Taxes and Withholding.

7.9.1         VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Licensee to Lilly under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be made by Licensee exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Licensee shall pay such VAT, and (a) if such VAT is owing as a result of any action by Licensee, including any assignment or sublicense (including assignment to, or payment hereunder by, another Licensee-related entity or Affiliate), or any failure on the part of Licensee or its Affiliates to comply with Applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that Lilly receives a sum equal to the sum which it would have received had such VAT not been due or (b) otherwise, such payment shall be made after deduction of such VAT. In the event that any deducted VAT is later recovered by Licensee or an Affiliate, Licensee shall reimburse Lilly [***] for the deducted amount. For the sake of clarity, any increase in payments to Lilly under this Section 7.9.1 shall reflect only the incremental increase in VAT directly resulting from clause (a) above. In the event that any VAT is owed in any jurisdiction in respect of any such payment, Lilly will provide to Licensee tax invoices showing the correct amount of VAT in respect of such payments hereunder.

7.9.2         Withholding Tax Matters. If Licensee is required to make a payment to Lilly subject to a deduction of tax or withholding tax, the sum payable by Licensee (in respect of which such deduction or withholding is required to be made) shall be made to Lilly after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Laws. If such withholding tax is owing as a result of any action by Licensee, including any assignment or sublicense (including assignment to, or payment hereunder by, another Licensee-related entity or Affiliate), or any failure on the part of Licensee or its Affiliates to comply with Applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such withholding tax is owing shall be made without deduction for such withholding tax to ensure that Lilly receives a sum equal to the sum which it would have received had such withholding tax not been due.

7.9.3         Tax Cooperation. To the extent Licensee is required to deduct and withhold taxes on any payments to Lilly, Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Lilly an official tax certificate or other evidence of such withholding sufficient to enable Lilly to claim such payments of taxes. In the event that Licensee is required to deduct and withhold taxes on payments to Lilly, Licensee shall provide Lilly prompt notice and identify any forms reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Lilly shall provide to Licensee any completed tax forms that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Lilly shall use reasonable efforts to provide any such tax forms to Licensee [***] prior to the due date for any payments for which Lilly desires that Licensee apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

7.10          Currency Conversion. All payments hereunder shall be made in Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), any amount expressed in a foreign currency shall be converted into Dollars in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, in accordance with GAAP, consistently applied, or by using a reputable source such as the Wall Street Journal or Reuters, at Lilly’s discretion.

7.11          Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest [***]. Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent calculated from the last day that payment was due until actual payment.

7.12          Records. Licensee and its Related Parties shall keep full, true and accurate records and books of account in reasonable detail and containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments and other amounts payable to Lilly hereunder (including records of Net Sales), any records required by Applicable Law or for intellectual property protection purposes with respect to the Compound and Product, and any other records reasonably required to be maintained with respect to Licensee’s obligations under this Agreement, [***]. Licensee and its Related Parties shall maintain internal accounting controls sufficient to provide reasonable assurances that all transactions are executed in accordance with management authorization and recorded as necessary to permit the preparation of financial statements that conform to generally accepted accounting principles, that access to assets is permitted only in accordance with management authorization, and that recorded accountability for assets is compared to existing assets regularly and appropriate action is taken for any differences.

7.13          Audits. Lilly shall have a right to request an audit of Licensee in order to confirm the accuracy of the records described in Section 7.12 (an “Audit”); [***].

7.14          Lilly Licensors Payments. Licensee shall be solely responsible for 100% of all amounts payable by Lilly to Lilly Licensors on and after the Effective Date under the Lilly Licenses (including milestone payments and royalties) incurred as a result of Licensee’s exercise of its rights under this Agreement. Licensee shall pay such amounts to Lilly in accordance with Section 7.8.1 (unless otherwise directed by Lilly in writing to make payments directly to an Lilly Licensor), in each case, no later than [***] prior to the date on which the applicable amount is due and payable by Lilly to the applicable Lilly Licensors under the applicable Lilly License.

ARTICLE 8
INTELLECTUAL PROPERTY MATTERS

8.1            Ownership. Lilly shall remain the sole and exclusive owner of the Licensed Technology. [***]

8.2            Patent Filing, Prosecution and Maintenance. Subject to the terms and conditions of this Agreement, Licensee shall have responsibility for and control over all actions, [***] relating to Licensee’s Patents or the Licensed Patents, including Patent prosecution, defense, enforcement (subject to Section 8.6), listing in regulatory publications (such as the FDA Orange Book and any foreign equivalent) and Patent Term Extension. [***]

8.3            Patent and Trademark Oppositions. Licensee shall consult with Lilly prior to deciding whether and how to participate in Patent oppositions and other activities intended to invalidate a Third Party’s Patents or trademarks.

8.4            Abandoned Patents. In the event that Licensee desires to abandon or cease Patent prosecution, on a Patent-by-Patent basis, Licensee shall give prompt notice, [***] prior to the deadline for the next filing, office action or payment with the relevant patent office, to Lilly if it elects to discontinue Patent prosecution or any other action described in Section 8.2, or declines to pay costs for the filing, prosecution or maintenance, of a Licensed Patent in any country. Lilly will have the option, but not the obligation, to resume control of such Patent prosecution and maintenance and such Patent shall no longer be a Licensed Patent (including with respect to the license granted in Section 2.1). If Lilly elects to exercise its option to maintain the patent, it shall do so at its own cost. If Lilly provides written notice to Licensee within such [***] period that Lilly has decided to file, prosecute or maintain, or otherwise conduct any such action with respect to, such Patent, Licensee shall promptly deliver to Lilly copies of all necessary files related to such Patent, shall take all actions and execute all documents to the extent reasonably necessary for Lilly to assume the right and responsibility to conduct all such Patent prosecution and other actions with respect to such Patent, and shall, or shall require its Affiliate to, promptly assign such Patent to Lilly.

8.5            Notice. Each Party shall promptly provide written notice to the other Party reasonably detailing any known or alleged infringement of any Licensed Patent or if it receives notice by an ANDA applicant of a certification under 21 USC 355(b)(2)(a) or 355(j)(2)(A)(vii) with respect to any Licensed Patent.

8.6            Enforcement of Intellectual Property Rights. [***] shall have the first right to institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating a Licensed Patent covering the Compound or Product, and to defend the Licensed Patents from any claim of invalidity or unenforceability in connection therewith. If [***] or any of its Related Parties does not undertake efforts to abate such violation of intellectual property rights, which may include commencement of a lawsuit against the accused person if necessary, [***] after receiving notice of such infringement of such Licensed Patent, then [***] shall be entitled (but shall not be obligated) to take all actions reasonably necessary to abate such violation, including commencement of a lawsuit against the accused person if necessary; provided, however, that Lilly shall consult in advance with Licensee regarding such action. The primary objective of any such patent enforcement action shall be to preserve exclusivity for the Product and uses thereof in the major pharmaceutical markets and other markets with respect to which [***] the Product. All amounts recovered from enforcement of any such rights by an enforcing Party relating to such intellectual property licensed under this Agreement shall be first used to reimburse each Party’s reasonable out-of-pocket costs and expenses incurred in connection with such action, and any remainder of such recovery shall be allocated such that the Party that commenced the lawsuit retains [***] of such remainder, and the other [***] is promptly (but [***] after receipt by the Party that commenced the lawsuit) paid to the other Party. The Parties shall keep each other informed of the status of and of their respective activities regarding any enforcement action pursuant to this Section 8.6. For the avoidance of doubt, Lilly reserves all rights to institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating Licensed Know-How and Lilly Confidential Information.

8.7            Cooperation in Enforcement Proceedings. For any action by a Party pursuant to Section 8.6, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party or its Affiliates, as applicable, will join such action voluntarily and will execute all documents necessary for such Party to initiate, prosecute and maintain such action. If either Party initiates an enforcement action pursuant to Section 8.6, then, at such Party’s request, the other Party shall cooperate to the extent reasonably necessary and at the first Party’s sole expense for reasonable, out-of-pocket costs (except for the expenses of the non-controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action or if necessary to continue such action, such other Party shall join the suit and can be represented in any such legal proceedings using counsel of its own choice at its own expense. Each Party shall, if possible, assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof with respect to any such action.

8.8            Defense. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the manufacture, production, use, Development, Commercialization, sale or distribution of the Product, or any technology or intellectual property licensed under this Agreement, infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after [***] following receipt of such allegations.

[***]

The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning the manufacture, production, use, Development, Commercialization sale or distribution of the Product or settlement thereof; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.8 may be undertaken by a Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

8.9            Employees. To the extent allowed by Applicable Laws, Licensee will require all of its (and will cause each of its applicable Affiliates to require all of such Affiliate’s) employees to assign all Inventions that are developed, made or conceived by such employees during the period of such employees’ employment with Licensee (or the applicable Affiliate) to Licensee (or the applicable Affiliate) free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Licensee will also use its [***] to require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents or independent contractors on behalf of Licensee during the period of such agents or independent contractors’ relationship with Licensee to Licensee free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

8.10          Patent Marking. Licensee shall mark the Product marketed and sold by Licensee (or its Related Parties) hereunder with appropriate patent numbers or indicia.

8.11          Patent Challenge. Lilly will be permitted to terminate this Agreement upon written notice to Licensee, effective upon receipt, if Licensee or any of its Related Parties, directly or indirectly, (a) initiates or requests an interference or opposition proceeding with respect to, (b) makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or (c) [***], or [***], any Licensed Patent.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS; COMPLIANCE

9.1            Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

9.1.1         Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

9.1.2         Authority and Binding Agreement. (a) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

9.1.3         No Conflicts. The execution, delivery and performance of this Agreement by it does not (a) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound or (b) violate any Applicable Laws.

9.1.4         All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

9.2            Additional Representations and Warranties of Lilly. Lilly hereby represents and warrants to Licensee that, as of the Effective Date:

9.2.1         Lilly has not filed any Marketing Authorization Applications with a Governmental Authority in the Territory for the sale of the Product in the Field in the Territory.

9.2.2         Lilly has not granted or assigned any right to the Licensed Patents and, to its knowledge, the Licensed Know-How in the Field and in the Territory.

9.2.3         Lilly is the owner or licensee of the Licensed Patents and Licensed Know-How.

9.2.4         To its knowledge Lilly has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents owned by Lilly in the Field and in the Territory.

9.2.5         Neither Lilly nor, to the knowledge of Lilly, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product.

9.2.6         To the knowledge of Lilly, no Third Party [***].

9.2.7         To the knowledge of Lilly, no Undisclosed Third Party IP Rights [***].

9.3            Additional Representations, Warranties and Covenants of Licensee. Licensee hereby represents, warrants and covenants to Lilly that, as of the Effective Date and throughout the Term:

9.3.1         To the knowledge of Licensee, no claim or demand of any Person has been asserted in writing to Licensee that challenges the rights of Licensee to use or license any of the Licensee Technology.

9.3.2         To its knowledge, Licensee has complied and will comply with all Applicable Laws, in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensee Patents owned by Licensee in the Territory.

9.3.3         Licensee’s compensation programs for its Sales Representatives will not provide financial incentives for the promotion, sales, and marketing of the Product in violation of any Applicable Laws or any professional requirements.

9.3.4         Licensee’s medical, regulatory and legal teams will review all training materials and programs prior to use by Licensee to ensure that all training materials and programs are in accordance with the Regulatory Approvals and Applicable Laws.

9.3.5         Product Commercialized or Manufactured by, or under authority of, Licensee shall be packaged, labeled, handled, stored and shipped by Licensee in compliance with all Applicable Laws, including GMPs.

9.4            Financial Representations, Warranties and Covenants of Licensee.

9.4.1         Financial Status. Licensee hereby represents, warrants and covenants to Lilly that, as of the Effective Date and throughout the Term, Licensee has and shall have the financial wherewithal to perform its obligations under this Agreement. Licensee shall promptly notify Lilly of any material adverse change to said financial wherewithal that is adversely impacting, or may adversely impact, Licensee’s ability to perform, or to continue to perform, such obligations. Any such notice will include a description of Licensee’s short- and long-term plans to remediate its current financial situation and to mitigate any impact on the performance of its obligations hereunder. Licensee shall provide Lilly regular updates regarding such remediation plans.

9.4.2         Financial Statements.

(a)             As soon as available [***] Licensee shall provide to Lilly a copy of the annual audit report for such year including a copy of the audited consolidated balance sheet of Licensee and its Affiliates as of the end of such year, and the related audited consolidated statements of income and of cash flows for such year, setting forth of Licensee and its Affiliates, in each case in comparative form the figures for the previous year, together with an opinion as to such audit report of Licensee’s independent certified public accountant auditor. Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.

(b)             As soon as available [***] Licensee shall provide to Lilly a copy of the unaudited quarterly report of Licensee and its Affiliates for such quarter including a copy of the unaudited consolidated balance sheet of Licensee and its Affiliates as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, certified by Licensee’s Chief Financial Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments). Licensee will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.

(c)            All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Chief Financial Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

9.5       Compliance Representations, Warranties and Covenants by Licensee.

9.5.1    Compliance with Laws. In connection with this Agreement, Licensee has complied and will comply with all Applicable Laws and Industry Codes, including those dealing with government procurement, conflicts of interest, corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, any anti-corruption or anti-bribery laws in jurisdictions where Licensee operates, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Anti-Corruption Laws”), and all Applicable Laws related to sanctions and trade controls, including but not limited to any sanctions or export control laws administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of State, U.S. Department of Commerce, the United Nations Security Council, or other relevant sanctions authority (collectively, “Trade Laws”), and has implemented and will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Laws.

9.5.2    Prohibited Conduct. In connection with this Agreement, Licensee has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of (a) improperly influencing any act or decision of the person or Government Official, (b) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty, (c) securing any improper advantage, or (d) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Licensee or Lilly in obtaining or retaining business.

9.5.3    Compliance with Privacy Laws. In connection with and to the extent applicable under this Agreement, Licensee and any Person acting for or on its behalf, will comply with all Applicable Laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under Applicable Laws.

9.5.4    Requests for Information; Audits. Licensee will make [***] to comply with requests for disclosure of information, including answering questionnaires and audit inquiries, to enable Lilly to ensure compliance with all Applicable Laws, including Anti-Corruption Laws, Trade Laws, and this Agreement, and will comply with the terms of Section 7.13 with regard to any audit requested under that provision that relates to compliance with this Section 9.5.

9.5.5    Notice of Inspections. Licensee shall provide Lilly with immediate notice of any governmental or regulatory review, audit or inspection of its facility, processes or products that might relate to the subject matter of this Agreement. Licensee shall provide Lilly with the results of any such review, audit or inspection. Lilly shall be given the opportunity to provide assistance to Licensee in responding to any such review, audit or inspection.

9.5.6    Cooperation in Investigation. Licensee agrees to cooperate in good faith to investigate the extent of any potential violations of Applicable Law, including Anti-Corruption Laws and Trade Laws, in connection with this Agreement.

9.5.7    Disclosure Rights. At any time, and without notice to the other Party, either Party may disclose information relating to a possible violation of Applicable Law, or the existence of the terms of this Agreement, including the compensation provisions, to a government agency and to anyone that such Party determines to have a legitimate need to know.

9.6       Additional Compliance Covenants.

9.6.1    Compliance with Party Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party-Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

9.6.2    Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consistent with its usual compliance-related processes.

9.7       Disclaimer. Licensee understands that the Product is the subject of ongoing non- clinical and clinical research and development and that Lilly cannot ensure the safety or usefulness of the Product or that the Product will receive Regulatory Approvals. In addition, Lilly makes no warranties except as set forth in this Article 9 concerning the Licensed Technology.

9.8       No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10
INDEMNIFICATION

10.1     Indemnification by Lilly. Lilly hereby agrees to save, indemnify, defend and hold Licensee, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with [***] in each case except to the extent that such Losses are subject to indemnification by Licensee pursuant to Section 10.2.

10.2     Indemnification by Licensee. Licensee hereby agrees to save, indemnify, defend and hold Lilly, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising [***] in each case except to the extent that such Losses are subject to indemnification by Lilly pursuant to Section 10.1.

10.3     Indemnification Procedures.

10.3.1            A Party believing that it is entitled to indemnification under, as applicable, Section 10.1 or Section 10.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 10.1 or Section 10.2, as applicable, it shall so notify the Party seeking indemnification.

10.3.2            If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided, that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnified Party shall have the right, at its own expense, to appoint its own counsel solely in connection with the defense of such Claim.

10.3.3            The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

10.3.4            The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

10.4     Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT, AND THIS SECTION 10.4 SHALL NOT APPLY TO: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 10.1 OR 10.2, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11, (C) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR ITS RELATED PARTIES, (D) LICENSEE’S OBLIGATIONS TO PAY ANY AMOUNTS REQUIRED TO BE PAID UNDER SECTIONS 7.1, 7.2, 7.3, 7.4, OR 7.8, OR (E) LICENSEE’S BREACH OF SECTIONS 2.4 OR 2.5.

10.5     Insurance. Licensee shall procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by Licensee pursuant to this Agreement, [***].

ARTICLE 11
CONFIDENTIALITY

11.1     Confidential Information.

11.1.1            The Parties agree that during the Term [***] a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, “Confidential Information” means all Know- How and other information and materials received by either Party from the other Party or its Affiliates pursuant to this Agreement. The foregoing obligations and the other obligations set forth in this Section 11.1 shall not apply with respect to any portion of such Confidential Information which:

(a)             is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)             was known to the receiving Party or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c)             is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;

(d)             has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or

(e)             has been independently developed or acquired by the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

11.1.2            The receiving Party shall have the right to disclose any Confidential Information provided by the other Party hereunder if such disclosure is necessary to comply with the terms and conditions of this Agreement, or the requirements of any Applicable Law, but only to the extent of such necessity or requirements, and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. Where reasonably possible, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure of Confidential Information pursuant to the preceding sentence sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information.

11.1.3            Except as set forth above, each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to (a) the receiving Party’s attorneys, independent accountants and financial advisors for the sole purpose of enabling such attorneys, independent accountants and financial advisors to provide advice to the receiving Party, (b) the receiving Party’s Affiliates, directors, officers, employees, consultants, advisors and permitted subcontractors, sub-licensees and sub-distributors, and to the directors, officers, employees, consultants, advisors and permitted subcontractors, sub-licensees and sub-distributors of such Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the research, Development, Manufacturing or Commercialization activities contemplated or required of it by this Agreement; provided that in each case the Person to whom Confidential Information is being disclosed is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non- use of the receiving Party pursuant to this Section 11.1, and (c) potential investors and acquirers in connection with bona fide financing or acquisition due diligence; provided that in each case the Person to whom Confidential Information is being disclosed is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 11.1; and provided, further, that each Party shall remain responsible for any failure by its attorneys, independent accountants and financial advisors, Affiliates, and its and its Affiliates’ respective directors, officers, employees, consultants, advisors and permitted subcontractors, sub-licensees and sub-distributors, and any other parties to whom such Confidential Information is disclosed, to treat such Confidential Information as required under this Section 11.1.

For clarity, either Party may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, including a complete copy of this Agreement and any amendments thereto.

11.1.4            Each Party acknowledges that a Party in breach of any of its obligations under this Section 11.1 may cause the non-breaching Party irreparable harm, for which monetary damages may be an inadequate remedy. Therefore, notwithstanding anything to the contrary in this Agreement in the event of any such breach, the non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to seek injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach, without the posting of bond or other security.

11.2     Publicity. It is understood that Lilly and Licensee may each desire or be required to issue press releases or other public statements relating to this Agreement or activities hereunder, and Lilly and Licensee each agree not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of such Party, not to be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required by Lilly or Licensee with respect to (a) the publication of materials or information that have been previously disclosed, so long as the content of such publication remains accurate at the time of disclosure, or (b) any disclosure which is required by Applicable Law or the rules of the U.S. Securities and Exchange Commission or any securities exchange. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.3     Securities Filings. In the event Licensee proposes to file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law a registration statement or any other disclosure document which describes or refers to this Agreement, Licensee shall notify Lilly of such intention and shall provide Lilly with a copy of relevant portions of the proposed filing [***] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall use reasonable efforts to obtain confidential treatment of any information that Lilly requests be kept confidential. For clarity, Lilly or any parent of Lilly may, at its discretion, file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, a registration statement or any other disclosure document which describes or refers to this Agreement.

11.4     Publications. Except for disclosures permitted under this Agreement, if Licensee, its Affiliates, or their respective employee(s) or consultant(s) wishes to make a publication related to the Product or which otherwise may reasonably contain Licensed Know-How, or other Confidential Information, of Lilly, Licensee shall deliver to Lilly a copy of the proposed written publication or an outline of an oral disclosure [***] prior to submission for publication or presentation. Notwithstanding anything to the contrary herein, neither Licensee nor any Related Party of Licensee shall use any of Lilly’s or its Affiliates’ trademarks, names, logos or housemarks in connection with any publication related to the Product, Licensee, or a Related Party of Licensee’s business without the express written consent of Lilly or its Affiliates.

11.5     Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 11.4, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission.

11.6     Unauthorized Disclosure of Confidential Information. Each Party shall have a response plan in place for any disclosure of Confidential Information that is not authorized or otherwise permitted under this Agreement. Such plan shall include considerations of, among other things, notification, remediation and retrieval. In the event that a Party becomes aware of an unauthorized disclosure of Confidential Information, then such Party shall notify the other Party promptly in writing.

11.7     Survival. The obligations and prohibitions contained in this Article 11 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years.

ARTICLE 12

TERM AND TERMINATION

12.1     Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect on a country-by-country basis until the expiration of the Royalty Term in such country (the “Term”).

12.2     Termination for Material Breach. Either Party may, first having tried and failed to resolve a Dispute in accordance with Section 14.1, and without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety upon written notice to the other Party in the event that the other Party (the “Breaching Party”) materially breached or defaulted in the performance of any of its obligations (including a failure to perform). Unless the Breaching Party has cured or remedied any such breach or default upon the conclusion of the dispute resolution procedure in Section 14.1, such termination shall become effective upon the Breaching Party’s receipt of the written notice of termination to be given [***] upon the conclusion of the dispute resolution procedure in Section 14.1.

12.2.1  Licensee Option to Continue Agreement. If Lilly materially breaches this Agreement, as finally determined under Article 14, such that Licensee would otherwise have the right to terminate this Agreement under Section 12.2, Licensee shall have the option, in lieu of terminating this Agreement, to terminate Licensee’s diligence obligations under Sections 3.1, 5.1, and 6.1 by written notice to Lilly. Notwithstanding anything to the contrary herein, Licensee’s option to continue this Agreement in accordance with this Section 12.2.1 shall be Licensee’s sole and exclusive remedy for any such material breach by Lilly and to the extent permitted by Applicable Laws, Licensee shall not assert, and hereby waives, any claim against Lilly or any of its Affiliates, on any theory of liability, for any damages or losses (including any direct, actual, special, indirect, consequential or punitive damages or losses) arising out of, in connection with, or as a result of, Lilly’s material breach of this Agreement or any agreement or instrument contemplated hereby. For clarity, this Agreement will continue in accordance with its terms, save as expressly set forth in this Section 12.2.1.

12.3     Termination for Non-Payment. Lilly may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety upon written notice to Licensee in the event that Licensee fails to (a) pay in full, when due and not subject to a bona fide Dispute [***].

12.4     Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of its assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed [***] after the filing thereof.

12.5     Termination for Suspected Compliance Breach. Without limitation of its rights under this Article 12, Lilly may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety upon written notice in the event of a breach by Licensee of any of the compliance representations, warranties and covenants set forth in Section 9.5.

ARTICLE 13

EFFECTS OF EXPIRATION OR TERMINATION

13.1     Expiration of Licenses. Upon the expiration (but not termination) of this Agreement in accordance with its terms, the licenses granted to Licensee under this Agreement shall become fully paid-up, royalty-free, non-exclusive, perpetual and irrevocable.

13.2     Termination. Upon termination (but not expiration) of this Agreement, in its entirety, or with respect to any given country(ies), [***].

13.3     Rights upon Termination. Except for an uncured material breach by Lilly resulting in termination by Licensee under Section 12.2, upon termination (but not expiration) of this Agreement, in its entirety, or with respect to any given country(ies), Licensee will promptly, in each case [***], and at no cost to Lilly, do the following (but to the extent this Agreement is only terminated with respect to one or more countries, then the following shall only apply with respect to terminated countries; provided that upon such termination by country, where any of the following cannot be conducted, allocated or assigned on a country-by-country basis, Licensee shall, at Lilly’s sole discretion, enter into agreements to provide Lilly or its designee with the benefit of such agreement, right, or interest as if this Agreement had been terminated in its entirety):

(a)            assign to Lilly, at Lilly’s sole discretion and direction, all of Licensee’s right, title and interest in and to any agreements (or portions thereof) between Licensee and Third Parties that relate to the Development, Commercialization or Manufacture of the Product, including the right to enforce any such agreements;

(b)            With respect to the Product, Licensee (i) hereby grants Lilly, effective upon the expiration or the effective date of termination of this Agreement, as applicable, a perpetual, irrevocable, fully paid-up, royalty free, non-exclusive license, with the right to grant sublicenses at any tier, under all Licensee Technology, and trademarks developed for or used to Commercialize the Product, to Develop, Manufacture, and Commercialize the Product(s) in the Territory and (ii) shall promptly assign and transfer to Lilly or its designee all Product Trademarks and Product Trade Dress developed for or used to Commercialize the Product that are held or controlled by or under authority of Licensee, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the assignment and transfer of such Product Trademarks and Product Trade Dress to Lilly.

(c)            assign to Lilly, at Lilly’s sole discretion and direction, all of Licensee’s right, title and interest in and to any (i) Promotional Materials, (ii) copyrights and trademarks (including the Product trademarks and Product trade dress), including any goodwill associated therewith, and any registrations and design patents for the foregoing, and (iii) any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Product; provided, however, that in the event Lilly exercises such right to have assigned such Promotional Materials, Licensee shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Licensee contained therein [***] in order to use such Promotional Materials in connection with the Commercialization of the Product. The Parties recognize that early termination of this Agreement requires both discussion and coordination between the Parties to ensure patient safety, continuity of treatment, if appropriate, and compliance with Applicable Laws. Upon early termination of this Agreement, the Parties shall cooperate to provide for an orderly transition or cessation of any clinical trials for the Territory, as requested by Lilly. Each Party further agrees to take no action or forego taking action if such action or forbearance would in any manner jeopardize patient safety or cause the other Party to violate any Applicable Laws;

(d)            assign to Lilly, at Lilly’s sole discretion and direction, the management and continued performance of any clinical trials for the Product ongoing hereunder as of the effective date of such expiration or termination in respect of which Lilly shall assume full financial responsibility from and after the effective date of such expiration or termination. If Applicable Laws prevent or delay the transfer of ownership of Regulatory Materials to Lilly or its designee, Licensee shall grant, and does hereby grant, to Lilly or its designee an exclusive and irrevocable right of access and reference to such Regulatory Materials for the Licensed Product, and shall cooperate fully to make the benefits of such Regulatory Materials available to Lilly or its designee(s). [***] Licensee shall provide to Lilly or its designee copies of all such Regulatory Materials, and of all preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How pertaining to the Licensed Product, or the manufacture thereof. Lilly shall be free to use and disclose such Regulatory Materials and other items in connection with the exercise of its rights and licenses under this Article;

(e)             transfer to Lilly all of Licensee’s right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for the Product;

(f)              transfer to Lilly all of Licensee’s right, title and interest in and to any and all Development Data and Commercialization Data Controlled by Licensee for the Product; and

(g)             provide a copy of (i) the material tangible embodiments of the foregoing and (ii) any other material books, records, files and documents Controlled by Licensee solely to the extent related to the Product and which may be redacted to exclude Confidential Information of Licensee; provided, however, that to the extent that any agreement or other asset described in this Section 13.3 is not assignable by Licensee, then such agreement or other asset will not be assigned, and upon the request of Lilly, Licensee will take such steps as may be reasonably necessary to allow Lilly to obtain and to enjoy the benefits of such agreement or other asset. For purposes of clarity, (A) Lilly shall have the right to request that Licensee take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions and (B) to the extent Lilly requests Licensee to transfer its right, title and interest in the items set forth in this Section 13.3 to Lilly, Licensee shall also cause its Affiliates to transfer and assign to Lilly all of such Affiliates’ right, title and interest in and to the foregoing items set forth in this Section 13.3.

13.4     Disclosure and Delivery. Except for an uncured material breach by Lilly resulting in termination by Licensee under Section 12.2, upon termination (but not expiration) of this Agreement, in its entirety, or with respect to any given country(ies) (in which case such disclosure and delivery shall be with respect to Licensee Know-How relevant to that country(ies)), for use by Lilly only in such country(ies), Licensee will promptly, [***] and at no cost to Lilly, do the following: (a) Licensee will promptly transfer to Lilly copies of any physical embodiment of any Licensee Know-How, to the extent then used in connection with the Development or Commercialization of the Product (in the relevant country(ies) as the case may be); and (b) such transfer shall be effected by the delivery of material documents, to the extent such Licensee Know-How is embodied in such documents, and to the extent that Licensee Know- How is not fully embodied in such documents, Licensee shall make its employees and agents who have knowledge of such Licensee Know-How in addition to that embodied in documents available to Lilly for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Lilly to practice such Licensee Know-How but only in a manner as set out as follows in this Section 13.4. The appropriate technical teams at Lilly and Licensee will meet to plan transfer for the Licensee Know-How as follows: (i) Licensee’s designated representative(s) for the Product will meet with representatives from Lilly to answer questions with respect to the Licensee Know- How and establish a plan for the transfer for such Licensee Know-How (in the relevant country(ies) as the case may be); and (ii) Licensee will allocate adequate appropriately qualified representatives to work with Lilly to review the Licensee Know-How to enable the completion of the transfer within [***]of the completion of the initial transfer planning meetings to the extent reasonable, [***].

13.5     Disposition of Commercialization-Related Materials. Except for an uncured material breach by Lilly resulting in termination by Licensee under Section 12.2, upon termination (but not expiration) of this Agreement, Licensee will promptly deliver to Lilly in electronic, sortable form (a) a list identifying all wholesalers and other distributors involved in the Commercialization of the Product in the Territory as well as any customer lists (e.g., purchasers) related to the Commercialization of the Product in the Territory and (b) all Promotional Materials, as well as any items bearing the Product trademarks or Product trade dress and/or any trademarks or housemarks otherwise associated with the Product or Lilly; provided that to the extent this Agreement is only terminated with respect to one or more countries, then this Section 13.5 shall only apply with respect to terminated countries.

13.6     Accrued Rights. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement.

13.7     Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Article 1 (Definitions), Article 11 (Confidentiality), Article 13 (Effects of Expiration or Termination), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous) and Sections 7.12, 7.13, 9.5.4 - 9.5.7, 9.7, 9.8, 10.1 - 10.4. Except as set forth in this Article 13 or otherwise expressly set forth herein, upon expiration or termination of this Agreement, all other rights and obligations of the Parties shall cease.

13.8     Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lilly and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party; and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property include all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Product, filings with Regulatory Authorities and related rights and Licensed Know-How in the case that Lilly is the Bankrupt Party and Licensee Know-How in the case Licensee is the Bankrupt Party.

ARTICLE 14
DISPUTE RESOLUTION

14.1     Disputes. The Parties recognize that, from time to time, disputes, controversies or claim may arise which stem from or are related to a Party’s respective rights or obligations under this Agreement or a Party’s actual or alleged breach of this Agreement (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a Dispute arises under this Agreement. If the Parties are unable to resolve any Dispute within 30 days after such Dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to Designated Officers of each Party for attempted resolution. If the Designated Officers cannot reach resolution of the Dispute within 30 days after such referral, the Dispute shall be referred to the Parties’ designated executive officers or their delegates for attempted resolution. In the event the designated executive officers or their delegates are not able to resolve such Dispute within such 30-day period after receipt of written notice, and a Party wishes to pursue the matter, then each Party may assert any remedy available at law or equity to enforce its rights under this Agreement.

14.2     Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws. Each of the Parties hereby submits to the jurisdiction of the United States Federal District Court for Delaware in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such court, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient jurisdiction. Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 14.2. Notwithstanding the foregoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding. Any rights to trial by jury with respect to any suit, action, proceeding or claim (whether based upon contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement hereunder are expressly and irrevocably waived by each of the Parties.

ARTICLE 15

MISCELLANEOUS

15.1     Entire Agreement; Amendment. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties.

15.2     Force Majeure. No Party shall be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure, and the obligations of such Party under this Agreement (other than obligations to make payments of money) whose performance is affected by Force Majeure shall be suspended during, but not longer than, the continuance of the event of Force Majeure. Any Party that experiences an event of Force Majeure shall provide prompt notice of such event to the other Party, including and an estimate of the likely period of time during which its performance will be affected, and shall use reasonable efforts to remove the condition constituting Force Majeure. In the event of a prolonged condition of Force Majeure that makes it unreasonable to continue to perform other activities then being performed by the Parties and their Affiliates pursuant to this Agreement, the Parties shall consult directly or through the appropriate committees and may appropriately scale back their respective activities in order to avoid waste or inappropriate usage of resources under the circumstances, and neither Party shall be liable for any such reasonable scale back, or be considered in breach of its obligations under this Agreement (other than obligations to make payments of money to the other Party) as a result of such reasonable scale back. Notwithstanding anything to the contrary contained in this Section 15.2 or elsewhere in this Agreement, the Parties acknowledge and agree that a COVID-19 pandemic and business disruptions related thereto (collectively, the “COVID Event”) are currently occurring as of the Effective Date and may worsen, and the Parties further acknowledge and agree that neither the COVID Event, nor any recurrence thereof, shall be considered to be an event of Force Majeure or otherwise excuse any failure or delay in performance by either Party under this Agreement (so long as performance is not thereby made unlawful).

15.3     Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid (which notice shall be effective five (5) Business Days after such mailing); express delivery service (which notice shall be effective on the first Business Day after delivery to such service); or personally delivered to the appropriate addresses (which notice shall be effective upon delivery to such addresses) set forth below or to such other addresses or numbers for a Party as such Party may inform the other Party by giving five (5) Business Days’ prior written notice:

If to Lilly:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: General Counsel

If to Licensee:	ZB17 LLC
4225 Executive Square, Suite–600, San–
Diego, CA 92037, USA
Attention: General Counsel

15.4     Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s written consent (i) to any of its Affiliates (but only for so long as such Person is and remains an Affiliate of such Party, it being agreed that such Party shall cause such assignment to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party), and (ii) to any Third Party in connection with (a) the acquisition of such Party by or merger or consolidation of such Party with another entity or (b) a merger, consolidation, sale of stock, sale of all or substantially all of such Party’s assets or other similar transaction in which such Third Party either becomes the owner of all or substantially all of the business and assets of (i) such Party or (ii) that portion of such Party’s business or business unit relating to this Agreement. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing delivered to the other Party, expressly assume the performance of such rights or obligations. Except as set forth in the immediately preceding sentence, in the event of an assignment or transfer as permitted above in this Section 15.4, if this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 15.4 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

15.5     Offset Rights. Notwithstanding anything to the contrary in this Agreement, neither Party may, at any time or for any reason, offset any payments due to the other Party or its Affiliates under this Agreement.

15.6     Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.7     Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.8     Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.9     Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.10   Interpretation. Except where the context expressly requires otherwise: (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person shall be construed to include the person’s successors and assigns; (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, email, approved minutes or otherwise (but excluding instant messaging); (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; and (l) the term “to the extent” shall be interpreted to mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if.”

15.11            No Waiver. Any delay in enforcing a Party’s rights under this Agreement or, subject to Section 12.2.1, any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.12            No Third-Party Beneficiaries. No person or entity other than Licensee, Lilly and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.13            Independent Contractors. It is expressly agreed that Licensee and Lilly shall be independent contractors and that the relationship between Licensee and Lilly shall not constitute a partnership, joint venture or agency. Neither Licensee nor Lilly shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

15.14            Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of electronically scanned copies of original signatures delivered by facsimile or electronic mail, and such signatures shall be deemed to bind each Party as if they were original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

ZB17 LLC		Eli Lilly and Company

By:	/s/ Someit Sidhu	By:	/s/Daniel Skovronsky

Printed:	Someit Sidhu	Printed:	Daniel Skovronsky

Title:	Authorized Signatory	Title:	President Lilly Research Labs

[Signature page to the License, Development and Commercialization Agreement]

Schedule A

Compounds

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Schedule A - 1

Schedule B

Licensed Patents

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Schedule B - 1

Schedule C

Technical Information, Materials, Processes and Regulatory Filings

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Schedule C - 1

Schedule D

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Schedule D - 1

Schedule E

Initial Development Plan

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Schedule E - 1